Exhibit 10.13

FIRST LIEN CREDIT AGREEMENT

Dated as of August 28, 2007

among

SMART TECHNOLOGIES ULC,

as Borrower,

SMART TECHNOLOGIES (HOLDINGS) INC.,

as Holdings,

DEUTSCHE BANK AG, CANADA BRANCH,

as Administrative Agent, Collateral Agent and L/C Issuer,

and

THE OTHER LENDERS PARTY HERETO

DEUTSCHE BANK SECURITIES INC.

as Joint Lead Arranger,

LLOYDS TSB BANK PLC

as Joint Lead Arranger and Co-Syndication Agent

and

ROYAL BANK OF CANADA,

as Co-Syndication Agent, L/C Issuer, RC Agent and Swing Line Lender

-i-

-ii-

-iii-

Section 10.17 Judgment Currency	151
Section 10.18 Lender Action	151
Section 10.19 USA PATRIOT Act	151
Section 10.20 Intercreditor Agreement	151

SCHEDULES

1	–	Guarantors
1.01A	–	Certain Security Interests and Guarantees
1.01B	–	Unrestricted Subsidiaries
1.01C	–	Excluded Subsidiaries
2.01(a)	–	Term Commitment
2.01(b)	–	Revolving Credit Commitment
2.04(a)	–	Existing Letters of Credit
5.06	–	Litigation
5.11	–	Subsidiaries and Other Equity Investments
6.15	–	Mortgaged Properties
7.01(c)	–	Existing Liens
7.03(c)	–	Existing Indebtedness
7.04(f)	–	Subsidiaries to be Dissolved
7.05(k)	–	Dispositions
7.08	–	Transactions with Affiliates
10.02	–	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	–	Committed Loan Notice
A-2	–	Drawing Notice
B	–	Swing Line Loan Notice
C-1	–	Term Note
C-2	–	Revolving Credit Note
D	–	Compliance Certificate
E	–	Assignment and Assumption
F-1	–	U.S. Guaranty
F-2	–	Canadian Guaranty
G-1	–	U.S. Security Agreement
G-2	–	Canadian Pledge and Security Agreement
H-1	–	Opinion Matters — New York Counsel to Loan Parties
H-2	–	Opinion Matters — Canadian Counsel to Loan Parties
H-3	–	Opinion Matters — Canadian Counsel to Loan Parties
I	–	U.S. Intellectual Property Security Agreement
J	–	Intercreditor Agreement
K	–	Officer’s Certificate

-iv-

FIRST LIEN CREDIT AGREEMENT

This FIRST LIEN CREDIT AGREEMENT (“Agreement”) is entered into as of August 28, 2007, among SMART TECHNOLOGIES ULC, an unlimited liability corporation amalgamated under the laws of the Province of Alberta, Canada (the “Borrower”), SMART TECHNOLOGIES (HOLDINGS) INC., a corporation incorporated under the laws of the Province of Alberta, Canada (“Holdings”), DEUTSCHE BANK AG, CANADA BRANCH, as Administrative Agent and Collateral Agent and ROYAL BANK OF CANADA as RC Agent and Swing Line Lender, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The Sponsor (as this and other capitalized terms used in these preliminary statements are defined in Section 1.01 below), intends to make an equity investment in the Borrower and its Subsidiaries. To effect the foregoing, it is intended that (i) the Sponsor will make an equity contribution to one or more direct or indirect holding company parents of Holdings, a special purpose investment vehicle formed by the Sponsor, in the form of a combination of equity and subordinated shareholder loans the proceeds of which will be contributed to Holdings, (ii) the existing shareholders of the Borrower will, directly or indirectly, contribute their existing shares in the Borrower to Holdings, after giving effect to which the Borrower will be a direct, wholly-owned Subsidiary of Holdings, and (iii) the Borrower will then be amalgamated with a newly-formed direct wholly-owned Subsidiary of Holdings pursuant to the Purchase Agreement (with the Borrower as the surviving entity of such amalgamation) (collectively, the “Acquisition”).

The Borrower has requested that simultaneously with the consummation of the Acquisition, the Lenders extend credit to the Borrower in the form of (i) Term Loans in an initial aggregate principal amount equal to $305,000,000 and (ii) Revolving Credit Commitments in an initial aggregate principal amount of $45,000,000 (the “Revolving Credit Facility”). The Revolving Credit Facility may include one or more Swing Line Loans and one or more Letters of Credit from time to time.

The proceeds of the Term Loans and the Initial Revolving Borrowing (to the extent permitted in accordance with the definition of the term “Permitted Initial Revolving Borrowing Purposes”), together with the proceeds of (i) the Second Lien Term Loans (ii) the Holdings Loans and (iii) the Equity Contribution, will be used to finance the Acquisition and the Transaction Expenses, to refinance certain existing indebtedness of the Borrower and for working capital purposes. The proceeds of Revolving Credit Loans made after the Closing Date will be used for working capital and other general corporate purposes of the Borrower and its Subsidiaries, including the financing of Permitted Acquisitions. Swing Line Loans and Letters of Credit will be used for general corporate purposes of the Borrower and its Subsidiaries.

The applicable Lenders have indicated their willingness to lend, and the L/C Issuer has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptance” means a Draft drawn by the Borrower on a Revolving Credit Lender conforming to the requirements of Section 2.03 and accepted by such Revolving Credit Lender in accordance with Section 2.03(c).

“Acceptance Equivalent Loan” means an advance made under this Agreement by a Revolving Credit Lender evidenced by a BA Equivalent Note.

“Accounting Principles” means the accounting principles utilized in the preparation and presentation of the management statements, the Unaudited Financial Statements and the Pro Forma Financial Statements.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Acquisition” has the meaning specified in the preliminary statements to this Agreement.

“Additional Incremental Term Loans” has the meaning specified in Section 2.15(a).

“Additional Lender” has the meaning specified in Section 2.15(a).

“Administrative Agent” means, subject to Section 9.14, DB Canada, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.09.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the RC Agent, the Co-Syndication Agents and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this First Lien Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.17.

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for BA Instruments, Eurocurrency Rate Loans, Base Rate Loans, Canadian Prime Rate Loans, L/C Advances, Swing Line Loans or Letters of Credit, as applicable, as notified to the Administrative Agent and the Borrower or as otherwise specified in the Assignment and Assumption pursuant to which such Lender became a party hereto, any of which offices may, subject to Sections 3.01(e) and 3.02, be changed by such Lender upon 10 days’ prior written notice to the Administrative Agent and the Borrower; provided, that, for the purposes of the definition of “Excluded Taxes” and Section 3.01, any such change shall be deemed an assignment made pursuant to an Assignment and Assumption.

“Applicable Rate” means a percentage per annum equal to (a) until delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter commencing on or after the Closing Date pursuant to Section 6.01, (i) for Eurocurrency Rate Loans that are Term Loans, 3.00%, (ii) for Base Rate Loans that are Term Loans, 2.00%, (iii) for BA Instruments, 2.50%, (iv) for Canadian Prime Rate Loans that are Revolving Credit Loans, 1.50%, (v) for Eurocurrency Rate Loans that are Revolving Credit Loans, 2.50%, (vi) for Base Rate Loans that are Revolving Credit Loans, 1.50%, (vii) for Letter of Credit fees, 2.50%, and (viii) for Commitment Fees, 0.50%, and (b) thereafter, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate

Pricing Level	Total Leverage Ratio	BA Instruments and Letter of Credit Fees	Base Rate and Canadian Prime Rate for Revolving Loans	Eurocurrency Rate for Revolving Loans	Commitment Fee Rate	Base Rate for Term Loans	Eurocurrency Rate for Term Loans
1	> 5.50:1.00	2.50%	1.50%	2.50%	0.500%	2.00%	3.00%
2	≤ 5.50:1.00 but >4.50:1.00	2.25%	1.25%	2.25%	0.500%	2.00%	3.00%
3	≤ 4.50:1.00 but >2.00:1.00	2.00%	1.00%	2.00%	0.375%	2.00%	3.00%
4	≤2.00:1.00	2.00%	1.00%	2.00%	0.375%	1.75%	2.75%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a).

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Total Leverage Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Rate that is less than that which would have been applicable had the Total Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Rate” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period pursuant to Sections 2.09 and 2.10 as a result of the miscalculation of the Total Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 2.09 or 2.10, as applicable, at the time the interest or fees for such period were required to be paid pursuant to said Section (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.09 (other than Section 2.09(b)), in accordance with the terms of this Agreement); provided, that, notwithstanding the foregoing, so long as an Event of Default described in Section 8.01(f) has not occurred with respect to the Borrower, such shortfall shall be due and payable five (5) Business Days following the determination described above.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to any Letters of Credit, (i) the relevant L/C Issuer and (ii) the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.05(a), the Revolving Credit Lenders.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited balance sheets of the Business for each of the fiscal years ended March 31, 2006, September 30, 2005 and September 30, 2004, and the related audited statements of income and cash flows of the Business for the fiscal years ended March 31, 2006, September 30, 2005 and September 30, 2004, respectively.

“Authorized Foreign Bank” has the meaning ascribed thereto in subsection 248(1) of the Tax Act and by reference therein, the meaning ascribed thereto by section 2 of the Bank Act (Canada), as amended, and any successor thereto.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.04(b)(iii).

“Available Amount” means, at any time (the “Reference Date”), an amount (but which shall not at any time be less than zero) equal to the sum of (a) the greater of (i) (y) at all times when the Senior Secured Leverage Ratio is greater than 4.00:1.00, 50% of Cumulative Excess Cash Flow that is Not Otherwise Applied, and (z) at all other times, 100% of Cumulative Excess Cash Flow that is Not Otherwise Applied, and (ii) the Available Amount Percentage of Consolidated Net Income for the Available Amount Reference Period (or in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit); plus (b) to the extent not utilized in connection with other transactions permitted pursuant to Section 7.09, the aggregate amount of Retained Declined Proceeds retained by the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus (c) the aggregate amount of net cash proceeds of Scheduled Dispositions received by the Borrower or any Restricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus (d) the amount of any capital contributions or Net Cash Proceeds from Permitted Equity Issuances (or issuance of debt securities that have been converted into or exchanged for Qualified Equity Interests) (other than the Equity Contribution or any other capital contributions or equity or debt issuances to the extent utilized in connection with other transactions permitted pursuant to any of Sections 7.02, 7.06, 7.09 or pursuant to the exercise of a Cure Right) received by the Borrower (or any direct or indirect parent thereof and contributed by such parent to the Borrower) during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus (e) to the extent not (i) already included in the calculation of Consolidated Net Income of the Borrower and its Restricted Subsidiaries or (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clause (h) below, the aggregate amount of all cash dividends and other cash distributions received by the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus (f) to the extent not (i) already included in the calculation of Consolidated Net Income of the Borrower and its Restricted Subsidiaries or (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clause (h) below, the aggregate amount of all cash repayments of principal received by the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date in respect of loans or advances made by the Borrower or any Restricted Subsidiary to such Minority Investments or Unrestricted Subsidiaries; plus (g) to the extent not (i) already included in the calculation of Consolidated Net Income of the Borrower and its Restricted Subsidiaries, (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clause (h) below, or (iii) used to prepay Term Loans in accordance with Section 2.06(b)(ii), the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; minus (h) the aggregate amount of any Investments made pursuant to Section 7.02(o)(ii) (net of any return of capital in respect of such Investment or deemed reduction in the amount of such Investment including, without limitation, upon the re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary or the Disposition of any such Investment), any Restricted Payment made pursuant to Section 7.06(n)(iii) or, any payment made pursuant to Section 7.09(a)(iii)(C), during the period commencing on the Closing Date and ending on or prior to the Reference Date (and, for purposes of this clause (h), without taking account of the intended usage of the Available Amount on such Reference Date).

“Available Amount Percentage” means (i) at any time that the condition set forth in clause (ii) is not satisfied, 50% and (ii) at any time that the Senior Secured Leverage Ratio as of the most recent Test Period (calculated on a Pro Forma Basis) is less than 4.00:1.00, 75%.

“Available Amount Reference Period” means, with respect to any Reference Date, the period commencing at the beginning of the fiscal quarter in which the Closing Date occurs and ending on the last day of the most recent fiscal quarter or fiscal year, as applicable, for which financial statements required to be delivered pursuant to Section 6.01(a) or (b), and the related Compliance Certificate required to be delivered pursuant to Section 6.02(a), have been received by the Administrative Agent.

“BA Equivalent Note” has the meaning specified in Section 2.03(c)(iii).

“BA Instruments” means, collectively, Banker’s Acceptances, Drafts and BA Equivalent Notes, and, in the singular, any one of them.

“Banker’s Acceptance” has the meaning specified in Section 2.03(a).

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the Canadian Base Rate. Any change in the Base Rate due to a change in the Canadian Base Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Canadian Base Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“BIA” means the Bankruptcy and Insolvency Act (Canada) as now and hereafter in effect, or any successor statute.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement, subject to Section 2.15(b).

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Business” shall have the meaning assigned to such term in the Purchase Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the province or state where the Administrative Agent’s Office is located, Toronto or New York City; provided that if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, Business Day also means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Calgary Bridge Financing” means the Indebtedness to be incurred by Calgary SPV to construct the Borrower’s headquarters on the Calgary Property pursuant to a 21 month construction term facility in the principal amount of C$52,000,000 secured on a first charge basis, as supplemented by a backstop cost overrun and completion facility secured on a second charge basis.

“Calgary Permanent Financing” means any Indebtedness to be incurred by the Calgary SPV the proceeds of which are used to refinance the Calgary Bridge Financing including by way of a Sale Leaseback.

“Calgary Property” means the premises legally described as lots 4 and 5, Block 3, Plan 9812871 in Calgary, Alberta and municipally described as lots 3536 and 3636 Research Road, N.W.

“Calgary SPV” means SMART Bricks and Mortar Inc.

“Canadian Banking Business” has the meaning ascribed thereto in subsection 248(1) of the Tax Act.

“Canadian Banking Business Asset” means an amount receivable the interest on which is, or would be, an amount paid or credited to an Authorized Foreign Bank in respect of its Canadian Banking Business.

“Canadian Base Rate” means the corporate base rate of interest publicly announced by the Administrative Agent from time to time as being a reference rate then in effect for determining interest rates for loans made by it in Canada in Dollars to commercial borrowers.

“Canadian Benefit Plans” shall mean all material employee benefit plans, programs, policies, practices or other arrangements of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by any Loan Party or any Restricted Subsidiary, or under which any Loan Party or any Restricted Subsidiary has any liability or contingent liability, in relation to employees or former employees that it may have in Canada.

“Canadian Dollar” and “C$” each mean the lawful currency of Canada.

“Canadian Guaranty” means the guaranty made by Holdings and certain other Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-2.

“Canadian Loan Party” means a Loan Party incorporated, amalgamated, continued, formed or organized under the Laws of Canada or any Province of Canada.

“Canadian Pension Plans” shall mean each plan which is a “registered pension plan” as defined in the Tax Act or which are required to be registered under federal or provincial pension benefits standards legislation established, maintained or contributed to by any Loan Party or any Restricted Subsidiary, or under which any Loan Party or any Restricted Subsidiary has any liability or contingent liability, in relation to any employees or former employees that it may have in Canada.

“Canadian Prime Rate” means, on any day, the higher of (a) the rate of interest publicly announced by the RC Agent (or any Applicable Lending Office thereof) from time to time as its reference rate then in effect for determining interest rates on Canadian Dollar denominated commercial loans made in Canada, and (b) the CDOR Rate for a one month period, plus 0.5%.

“Canadian Prime Rate Loan” means a Loan bearing interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Security Agreement” means the Pledge and Security Agreement executed by certain Loan Parties substantially in the form of Exhibit G-2.

“Capital Expenditures” means, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries, (b) all Capitalized Software Expenditures for such period, (c) the value of all assets under Capitalized Leases incurred by the Borrower and its Restricted Subsidiaries during such period (other than as a result of purchase accounting) and (d) less any capital grants received from a Governmental Authority that are reflected as a reduction of fixed assets in conformity with GAAP; provided that the term “Capital Expenditures” shall not include, without duplication, (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment to the extent financed with the proceeds of Dispositions that are not required to be applied to prepay Term Loans pursuant to Section 2.06(b), (iv) expenditures that constitute any part of Consolidated Lease Expense, (v) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than the Borrower or any Restricted Subsidiary and for which none of the Borrower or any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (vi) the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (vii) expenditures that constitute Permitted Acquisitions, (viii) any capitalized interest expense reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries or (ix) any non-cash compensation or other non-cash costs reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Cash Collateral” has the meaning specified in Section 2.04(f).

“Cash Collateralize” has the meaning specified in Section 2.04(f).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:

(1) Dollars or Canadian Dollars;

(2) (a) Sterling, Euros or any national currency of any participating member state of the EMU or (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the United States or Canadian governments or the government of any province of Canada or any agency or instrumentality of any of the foregoing the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (8) of this definition entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P, or the equivalent thereof from Dominion Bond Rating Service Inc. and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s, or the equivalent thereof from Dominion Bond Rating Service Inc., with maturities of 24 months or less from the date of acquisition;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower), or the equivalent thereof from Dominion Bond Rating Service Inc. and in each case maturing within 24 months after the date of creation or acquisition thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States, any province of Canada or any political subdivision or taxing authority thereof having an Investment Grade Rating from Moody’s, S&P or Dominion Bond Rating Service Inc. with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from Moody’s, S&P or Dominion Bond Rating Service Inc. with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the top three ratings category by S&P, Moody’s or Dominion Bond Rating Service Inc.; and

(11) investment funds investing 90% of their assets in securities of the types described in clauses (1) through (10) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America or Canada, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (1) through (8) and clauses (10) and (11) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (11) above and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts. At any time at which the value, calculated in accordance with GAAP, of all investments of the Borrower and its Restricted Subsidiaries that were deemed, when made, to be Cash Equivalents in accordance with clauses (1) through (11) above exceeds the Indebtedness of the Borrower and its Restricted Subsidiaries, “Cash Equivalents” shall also mean any investment (a “Qualifying Investment”) that satisfies the following two conditions: (a) the Qualifying Investment is of a type described in clauses (1) through (10) and the immediately preceding paragraph of this definition, but has an effective maturity (whether by reason of final maturity, a put option or, in the case of an asset-backed security, an average life) of five years and one month or less from the date of such Qualifying Investment (notwithstanding any provision contained in such clauses (1) through (10) or the immediately preceding paragraph requiring a shorter maturity); and (b) the weighted average effective maturity of such Qualifying Investment and all other investments that were made as Qualifying Investments in accordance with this paragraph, does not exceed two years from the date of such Qualifying Investment.

“Cash Management Bank” means any Lender or any Affiliate of a Lender providing treasury, depository and/or cash management services to the Borrower or any Restricted Subsidiary or conducting any automated clearing house transfers of funds.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository or cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CCAA” means the Companies’ Creditors Arrangement Act, as now and hereafter in effect, or any successor statute.

“CDOR Rate” means on any day, with respect to a particular term as specified herein, the average of the bid rates by Schedule I Lenders for banker’s acceptances denominated in Canadian Dollars for such term that have been accepted by such Schedule I Lenders displayed and identified as such on the “Reuters screen CDOR page” at approximately 10:00 A.M. Toronto time on such day (or, if such day is not a Business Day, on the next preceding Business Day); provided that if such rates do not appear on the Reuters screen CDOR page on such day, then the CDOR Rate shall be the average of the rate quotes for banker’s acceptances denominated in Canadian Dollars with such term received by the Administrative Agent at approximately 10:00 A.M. Toronto time on such day (or, if such day is not a Business Day, on the next preceding Business Day) from two or more Schedule I Lenders.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law).

“Change of Control” means the earliest to occur of

(a) the Permitted Holders ceasing to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if,

(i) any time prior to the consummation of a Qualifying IPO, and for any reason whatsoever, (A) the Permitted Holders otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of Holdings at such time or (B) the Permitted Holders own a majority of the outstanding voting Equity Interests of Holdings at such time, or

(ii) at any time upon or after the consummation of a Qualifying IPO, and for any reason whatsoever, (A) no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the then outstanding voting stock of Holdings, and (y) the percentage of the then outstanding voting stock of Holdings owned, directly or indirectly, beneficially by the Permitted Holders, and (B) during each period of twelve (12) consecutive months, the board of directors of Holdings shall consist of a majority of the Continuing Directors; or

(b) at any time prior to a Qualifying IPO of the Borrower, the Borrower ceasing to be a direct wholly-owned Subsidiary of (i) Holdings or (ii) if any Intermediate Holding Company is formed, the Intermediate Holding Company that is a direct parent of the Borrower.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders or Term Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments or Term Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans or Term Loans.

“Closing Date” means the date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Closing Date Material Adverse Effect” means any event, circumstance, effect, occurrence or state of affairs or any combination thereof which is, or is reasonably likely to be, materially adverse to the business, operations, assets, liabilities, properties, financial condition or results of the Business, but excluding any such event, circumstance, effect, occurrence or state of affairs or any combination thereof arising as a result of changes of conditions affecting the Business generally, including changes in product prices or Taxes (as defined in the Purchase Agreement); arising as a result of general economic, financial, currency exchange, securities or “SMART” product market conditions in Canada or elsewhere; or that were specifically consented to or approved by the Sponsor in writing prior to the date of the Purchase Agreement pursuant thereto and disclosed in writing to the Administrative Agent.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and Treasury regulations promulgated thereunder.

“Collateral” means all the “Collateral” as defined in any Collateral Document and shall include the Mortgaged Properties.

“Collateral Agent” means DB Canada, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent appointed in accordance with Section 9.09.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Collateral Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iv) or pursuant to Section 6.11 or Section 6.13 at such time, duly executed by each Loan Party thereto;

(b) all Obligations shall have been unconditionally guaranteed (the “Guarantees”) by Holdings (in the absence of any Intermediate Holding Company), any Intermediate Holding Company and each Restricted Subsidiary (other than any Excluded Subsidiary) that is a wholly-owned Material Domestic Subsidiary or a wholly-owned Material U.S. Subsidiary, including those that are listed on Schedule 1 hereto (each, a “Guarantor”);

(c) the Obligations and the Guarantees shall have been secured by a first-priority security interest in (i) all the Equity Interests of the Borrower (including without limitation any Incremental Borrower) and (ii) all Equity Interests (other than Equity Interests of Unrestricted Subsidiaries, Excluded Subsidiaries and any Equity Interest of any Restricted Subsidiary pledged to secure Indebtedness permitted under Section 7.03(h)) held by the Borrower or any Guarantor in any Restricted Subsidiary that is a Material Domestic Subsidiary or a Material U.S. Subsidiary;

(d) except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guarantees shall have been secured by a perfected security interest (other than in the case of mortgages, to the extent such security interest may be perfected by delivering certificated securities, filing PPSA or other personal property financing statements or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office or Canadian Intellectual Property Office) in, and mortgages on, substantially all tangible and intangible assets of Holdings, the Borrower and each other Guarantor (including accounts receivable (other than any Securitization Assets), inventory, equipment, investment property, intellectual property, other general intangibles, owned (but not leased) real property and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents; provided that security interests in real property shall be limited to the Mortgaged Properties;

(e) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01; and

(f) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property required to be delivered pursuant to Sections 4.01(a)(iv) (if applicable), 6.11 and 6.13 (excluding the Calgary Property, the “Mortgaged Properties”) duly executed and delivered by the record owner of such property,

(ii) a title insurance policy for such property or the equivalent or other form (if applicable) available in each applicable jurisdiction (the “Mortgage Policies”) insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, and (iii) such existing surveys, existing abstracts, existing appraisals, legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgaged Property.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as the Administrative Agent and the Borrower agree the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) with respect to leases of real property entered into by any Loan Party, such Loan Party shall not be required to take any action with respect to creation or perfection of security interests with respect to such leases, (b) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Borrower, (c) the Collateral and Guarantee Requirement shall not apply to any of the following assets: (i) any fee-owned real property that is not a Material Real Property and any leasehold interests in real property (other than the Calgary Property after transfer thereof by the Borrower to the Calgary SPV and the sublease thereof by the Calgary SPV to the Borrower to the extent such Mortgage is permitted by applicable Laws), (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights and commercial tort claims, (iii) assets a pledge thereof or a security interest therein is prohibited by law or by agreements containing anti-assignment clauses not overridden by PPSA or other applicable law and (iv) assets (including deposit and securities accounts) specifically requiring perfection through control agreements.

“Collateral Documents” means, collectively, the Security Agreement, the U.S. Intellectual Property Security Agreement, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent and the Lenders pursuant to Sections 4.01(a)(iv), 6.11 or 6.13, the Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Commitment Fee” has the meaning provided in Section 2.10(a).

“Commitment Letter” means the Commitment Letters dated June 27, 2007 (or as of such date) among Holdings, DB Canada, Deutsche Bank Securities Inc., Lloyds TSB Bank plc and RBC, as amended, supplemented or otherwise modified from time to time.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Compensation Period” has the meaning specified in Section 2.13(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication) by the following, in each case to the extent deducted in determining Consolidated Net Income for such period:

(i) provision for taxes based on income or profits or capital, including, without limitation, federal, provincial, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period; plus

(ii) Consolidated Interest Expense of such Person for such period (including (x) net losses or any obligations under any Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in sub clauses (t) to (z) of clause (a) of the definition thereof); plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(iv) any expenses or charges (other than depreciation or amortization expense) related to any equity offering, Investment, acquisition, disposition, or recapitalization permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (whether or not successful), including (A) such fees, expenses or charges related to the offering of the Loans, the Second Lien Term Loans, the Holdings Loans and any credit facilities and (B) any amendment or other modification of the Loans, the Second Lien Term Loans, the Holdings Loans and any credit facilities; plus

(v) the amount of any restructuring charges, integration costs or other business optimization expenses, costs associated with establishing new facilities or reserves, including any one-time costs incurred in connection with acquisitions after the Closing Date, and costs related to the closure and/or consolidation of facilities; plus

(vi) any other non-cash charges (collectively, the “Non-Cash Charges”) including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vii) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiary; plus

(viii) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Sponsor to the extent permitted under Section 7.08; plus

(ix) the amount of “run-rate” cost savings projected by the Borrower in good faith to result from actions either taken or expected to be taken prior to or during such period (which cost savings shall be subject only to certification by management of the Borrower and shall be calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized or expected to be realized prior to or during such period from such actions; provided, that (A) such cost savings are reasonably identifiable, and (B) no cost savings shall be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (v) above with respect to such period (it being understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or expected to be taken, provided that such benefit is expected to be realized within 12 months of taking such action); plus

(x) any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or Net Cash Proceeds of an issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower; plus

(xi) any net loss from disposed or discontinued operations; plus

(xii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus

(xiii) interest income or investment earnings on retiree medical and intellectual property, royalty or license receivables; plus

(xiv) the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing;

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and excluding any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(ii) any net income from disposed or discontinued operations;

(c) increased or decreased without duplication, as applicable, by any adjustments resulting from the application of FASB Interpretation No. 45 (Guarantees) or any comparable regulation; and

(d) decreased (to the extent not already deducted in determining Consolidated EBITDA) by any Restricted Payments made pursuant to Section 7.06(g)(ii).

There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) for the purposes of compliance with the First Lien Senior Secured Incurrence Test and the Senior Secured Incurrence Test, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent. For purposes of determining the Total Leverage Ratio, the Senior Secured Leverage Ratio, the First Lien Senior Secured Leverage Ratio and the Interest Coverage Ratio, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the

Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of obligations under any Swap Contracts or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, and (v) net payments, if any, made (less net payments, if any, received) pursuant to interest rate obligations under any Swap Contracts with respect to Indebtedness, and excluding (s) any interest expense in respect of the Shareholder Loans, (t) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with the Transaction or any acquisition, (u) penalties and interest relating to taxes, (v) any additional interest owing pursuant to any registration rights agreement with respect to securities, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Financing, and (z) any accretion of accrued interest on discounted liabilities; plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense (i) for the Test Period ending at the end of the first complete fiscal quarter after the Closing Date shall be Consolidated Interest Expense for the period between the Closing Date and the end of the first complete fiscal quarter after the Closing Date, multiplied by 4, (ii) for the Test Period ending at the end of the second complete fiscal quarter after the Closing Date shall be Consolidated Interest Expense for the period between the Closing Date and the end of the second complete fiscal quarter after the Closing Date, multiplied by 2, and (iii) for the Test Period ending at the end of the third complete fiscal quarter after the Closing Date shall be Consolidated Interest Expense for the period between the Closing Date and the end of the third complete fiscal quarter after the Closing Date, multiplied by 4/3.

“Consolidated Lease Expense” means, for any period, all rental expenses (excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income) of the Borrower and its Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with Permitted Sale Leasebacks) other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to a Permitted Acquisition to the extent such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition and related to periods prior to such acquisition and (c) all obligations under Capitalized Leases, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(a) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transaction Expenses or any multiyear strategic initiatives), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period,

(c) any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(d) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business shall be excluded,

(e) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded to the extent such Person or Unrestricted Subsidiary is prohibited by contract (including its Organization Documents) from making dividends or distributions to the Borrower or a Restricted Subsidiary; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid to the Borrower or a Restricted Subsidiary thereof in respect of such period,

(f) solely for the purpose of calculating the Available Amount, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(g) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(h) any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) obligations under any Swaps Contracts or (iii) other derivative instruments shall be excluded,

(i) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(j) any non-cash compensation charge or expense, including any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,

(k) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(l) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transaction in accordance with GAAP shall be excluded,

(m) the deferral of income (and recognition of previously deferred income) in accordance with GAAP shall be ignored (which, for the avoidance of doubt, means that all revenues shall be recognized in the period in which goods are dispatched), and

(n) the following items shall be excluded:

(i) any net unrealized gain or loss (after any offset) resulting in such period from obligations under any Swap Contracts in accordance with GAAP;

(ii) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder and (ii) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption.

“Consolidated Senior Secured Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition), consisting of (i) Loans and Unreimbursed Amounts hereunder, (ii) the Second Lien Obligations, and (iii) any other Indebtedness for borrowed money or debt obligations evidenced by promissory notes or similar instruments that are secured by a Lien, minus (b) (i) the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(t) and clauses (i) and (ii) of Section 7.01(u)) included in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date, and (ii) Indebtedness permitted pursuant to Section 7.03(f); provided that Consolidated Senior Secured Debt shall not include (i) all Letters of Credit, except to the extent of Unreimbursed Amounts thereunder, (ii) obligations under Swap Contracts entered into in the ordinary course of business and not for speculative purposes or (iii) Indebtedness in respect of any Qualified Securitization Financing.

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition), consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(t) and clauses (i) and (ii) of Section 7.01(u)) included in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date; provided that Consolidated Total Debt shall not include (i) all Letters of Credit, except to the extent of Unreimbursed Amounts thereunder, (ii) obligations under Swap Contracts entered into in the ordinary course of business and not for speculative purposes, (iii) Indebtedness in respect of any Qualified Securitization Financing or (iv) the aggregate principal amount (including any accretion thereof) of Indebtedness of the Borrower under the Shareholder Loans.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of (i) all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date and (ii) long-term accounts receivable over (b) the sum of (i) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the

Borrower and its Restricted Subsidiaries on such date and (ii) long-term deferred revenue, but excluding, without duplication, (a) the current portion of any Funded Debt, (b) all Indebtedness consisting of Revolving Credit Loans, Swing Line Loans and L/C Obligations to the extent otherwise included therein, (c) the current portion of interest, (d) the current portion of current and deferred income taxes, (e) the current portion of any Capitalized Lease Obligations and (f) deferred revenue arising from cash receipts that are earmarked for specific projects.

“Continuing Directors” means the directors of Holdings or the Borrower, as the case may be, on the Closing Date, as elected or appointed after giving effect to the Acquisition and the other transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings or the Borrower, as the case may be (or the direct or indirect parent of the Borrower after a Qualifying IPO of such direct or indirect parent) is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Permitted Holders in his or her election by the stockholders of Holdings or the Borrower, as the case may be (or the direct or indirect parent of the Borrower after a Qualifying IPO of such direct or indirect parent).

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow”.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate”.

“Converted Restricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA”.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Excess Cash Flow” means the sum of Excess Cash Flow (but not less than zero for any period) for each fiscal year completed subsequent to the Closing Date (it being understood that no Excess Cash Flow generated during any period shall be deemed to be Cumulative Excess Cash Flow until the financial statements for such period are delivered pursuant to Section 6.01(a), the related Compliance Certificate is delivered pursuant to Section 6.02(a) and the Borrower has complied with Section 2.06(b)(i) with respect to Excess Cash Flow for such period (with any prepayment pursuant to such Section 2.06(b)(i) for such period deducted from Excess Cash Flow for this purpose)).

“Cure Amount” has the meaning specified in Section 8.05.

“Cure Right” has the meaning specified in Section 8.05.

“DB Canada” shall mean Deutsche Bank AG, Canada Branch, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the BIA, the CCAA, the WURA and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of Canada, the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.06(b)(vii).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan or Canadian Prime Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured), (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured), or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Discount Rate” means, with respect to any Banker’s Acceptance, (a) for a Revolving Credit Lender which is a Schedule I Lender, the CDOR Rate (for the applicable term) and (b) for other Revolving Credit Lenders, such rate plus 0.10% per annum.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale Leaseback and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date of the Term Loans.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Canadian Dollars, the equivalent in Dollars of such amount determined by the Administrative Agent in accordance with normal banking industry practice using the Exchange Rate on the date of determination of such equivalent. In making any determination of the Dollar Equivalent (for purposes of calculating the amount of Loans to be borrowed from the respective Lenders on any date or for any other purpose), the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which the Borrower delivers a Committed Loan Notice (which, in accordance with Section 2.02(a), may be telephonic) with respect to such Borrowing or on such other date upon which a Dollar Equivalent is required to be determined pursuant to the provisions of this Agreement. As appropriate, amounts specified herein as amounts in Dollars shall be or include any relevant Dollar Equivalent amount.

“Domestic Subsidiary” means any Subsidiary that is incorporated or formed under the Laws of Canada or any province thereof.

“Draft” means, at any time, (i) a bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn by a Borrower on a Lender and bearing such distinguishing letters and numbers as the Lender may determine, but which at such time has not been completed by the payee or accepted by the Lender; or (ii) a depository bill within the meaning of the Depository Bills and Notes Act (Canada), and includes a BA Equivalent Note.

“Drawing” means (i) the creation and purchase of Banker’s Acceptances by a Revolving Credit Lender pursuant to Section 2.03; or (ii) the purchase of completed Drafts by a Revolving Credit Lender pursuant to Section 2.03.

“Drawing Date” means any Business Day fixed for a Drawing pursuant to Section 2.03.

“Drawing Fee” means, with respect to each Draft drawn by the Borrower and purchased by any Revolving Credit Lender on any Drawing Date, an amount equal to the Applicable Rate, multiplied by the product of (i) a fraction, the numerator of which is the number of days, inclusive of the first day and exclusive of the last day, in the term to maturity of such Draft, and the denominator of which is 365 or 366, as the case may be; and (ii) the Face Amount of such Draft.

“Drawing Notice” has the meaning specified in Section 2.03(c)(i).

“Drawing Price” means, in respect of Banker’s Acceptances or Drafts to be purchased by one or more Revolving Credit Lenders on any Drawing Date, the difference between (i) the result (rounded to the nearest whole cent, with one-half of one cent being rounded up) obtained by dividing the aggregate Face Amount of the Banker’s Acceptances or Drafts by the sum of one plus the product of (x) the Discount Rate multiplied by (y) a fraction, the numerator of which is the number of days, inclusive of the first day and exclusive of the last day, in the term to maturity of the Banker’s Acceptances or Drafts and the denominator of which is 365; and (ii) the applicable aggregate Drawing Fee.

“ECF Percentage” has the meaning specified in Section 2.06(b)(i).

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b).

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Environmental Laws” means any and all Laws relating to pollution, the protection of the environment, natural resources or to the release of any Hazardous Materials into the environment, or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” means the contribution by the Permitted Holders to Holdings, directly or indirectly, of an aggregate amount of cash of not less than 35.0% of the aggregate pro forma capitalization of Holdings on the Closing Date in the form of a combination of cash equity and/or Shareholder Loans.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the LIBOR I screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting), and

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (f) of the definition of Consolidated Net Income,

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property made in cash during such period, to the extent that such Capital Expenditures or acquisitions were financed with internally generated cash flow of the Borrower or its Restricted Subsidiaries,

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of repayments of Term Loans pursuant to Section 2.08(a) and any mandatory prepayment of Term Loans pursuant to Section 2.06(b)(ii) to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other prepayments of Term Loans, (Y) all prepayments under the Revolving Credit Facility and (Z) all prepayments in respect of any other revolving credit facility, except, in the case of clause (Z), to the extent there is an equivalent permanent reduction in commitments thereunder) made during such period, except to the extent financed with the proceeds of incurrence or issuance of other Indebtedness of the Borrower or its Restricted Subsidiaries,

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting),

(vi) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness (including such Indebtedness specified in clause (b)(iii) above),

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made during such period to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries,

(viii) the amount of Restricted Payments paid during such period pursuant to Section 7.06(n) to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries,

(xi) the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, and

(xii) the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.

“Excess Prepayment Amount” has the meaning specified in Section 2.06(b).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Rate” means, on any date of determination, with respect to obligations or valuations denominated in Canadian Dollars, the amount of Dollars which would result from the Administrative Agent converting at the noon spot rate quoted by the Bank of Canada Canadian Dollars into Dollars at approximately 12:00 noon (Toronto time) on such day in accordance with the Administrative Agent’s customary practice for commercial loans being administered by it.

“Excluded Subsidiary” means (a) any Securitization Subsidiary, (b) each Subsidiary listed on Schedule 1.01C hereto, (c) the Calgary SPV, (d) any Subsidiary that is prohibited by applicable Law from guaranteeing the Obligations, (e) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 7.03(h) and each Restricted Subsidiary that is a Subsidiary thereof that guarantees such Indebtedness; provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (e) if such secured Indebtedness is repaid or becomes unsecured or if such Restricted Subsidiary ceases to guarantee such secured Indebtedness, as applicable and (f) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Taxes” means, (a) with respect to each Agent and each Lender, taxes (including any additions to tax, penalties and interest) imposed on its net income or net profits (including any franchise taxes imposed in lieu of net income) by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is resident or deemed to be resident, is organized, maintains an Applicable Lending Office, or carries on business or is deemed to carry on business to which such payment relates and (b) any withholding tax that is imposed by a jurisdiction in which the Borrower or any Guarantor is located, organized or resident for tax purposes on amounts payable to a Lender under the law in effect at the time such Lender becomes a party to this Agreement (or, in the case of a Participant, on the date such Participant became a Participant hereunder), other than any such withholding tax that is imposed by Canada on amounts payable to Lloyds TSB Bank plc solely in its capacity as a Revolving Credit Lender (a “Lloyds Non-Excluded Tax”); provided that this clause (b) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (b)) do not exceed the indemnity payment or additional amounts, other than any indemnity payments or additional amounts Lloyds TSB Bank plc would be entitled to receive with respect to any Lloyds Non-Excluded Taxes, that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer or (y) any Tax is imposed on a Lender in connection with an interest or participation in any Loan or other obligations that such Lender was required to acquire pursuant to Section 2.14 or that such Lender acquired pursuant to Section 3.07(d) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Lender as a result of a Change in Law occurring after the time such Lender became a party to this Agreement (or designates a new lending office) shall not be an Excluded Tax).

“Existing Credit Agreement” means that certain letter agreement, dated April 11, 2006, among Royal Bank of Canada, SMART Technologies Inc. and SMART Technologies Corporation.

“Existing Letters of Credit” has the meaning specified in Section 2.04(a).

“Face Amount” means, in respect of a BA Instrument, the amount payable to the holder on its maturity.

“Facility” means the Term Loans or the Revolving Credit Facility, as the context may require.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Financial Covenants” means the covenants set forth in Sections 7.10 and 7.11.

“First-Lien Senior Secured Incurrence Test” means, with respect to the most recent Test Period, the First-Lien Senior Secured Leverage Ratio (calculated on a Pro Forma Basis) shall be no greater than 4.75:1.00.

“First-Lien Senior Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Indebtedness secured under any Loan Document as of the last day of such Test Period minus the aggregate amount of cash and Cash Equivalent (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(t) and clauses (i) and (ii) of Section 7.01(u)) included in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date; provided that such Indebtedness shall not include Letters of Credit, except to the extent of Unreimbursed Amounts thereunder, to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such Test Period.

“Foreign Casualty Event” has the meaning specified in Section 2.06(b).

“Foreign Disposition” has the meaning specified in Section 2.06(b).

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, any Loan Party or any Subsidiary under which any Loan Party or any Subsidiary has any liability or contingent liabilities with respect to employees employed outside of Canada and, for greater certainty, shall not include in its meaning any arrangements that are Canadian Benefit Plans or Canadian Pension Plans.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower which is not a Domestic Subsidiary.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries, as determined in accordance with GAAP in good faith by a Responsible Officer, without intercompany eliminations.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Fee” has the meaning specified in Section 2.04(h).

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in Canada, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means any nation or government, any state, provincial, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” has the meaning specified in the definition of “Collateral and Guarantee Requirement”.

“Guarantee Obligations” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee Obligation” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement”.

“Guaranty” means, collectively, (a) the U.S. Guaranty and the Canadian Guaranty and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any applicable Environmental Law.

“Hedge Bank” means any Person that is a Lender, an Arranger or an Affiliate of the foregoing at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement, subject to Section 2.15(b).

“Holdings Credit Agreement” means the Holdings Credit Agreement dated as of the date hereof (as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time) among Holdings, DB Canada as administrative agent, and each lender from time to time party thereto.

“Holdings Loans” means the “Loans” under and as defined in the Holdings Credit Agreement.

“Honor Date” has the meaning specified in Section 2.04(c)(i).

“Incremental Amendment” has the meaning specified in Section 2.15(a).

“Incremental Availability” has the meaning specified in Section 2.15(a).

“Incremental Borrower” means (i) the Borrower, or (ii) a Person organized in the United States, United Kingdom, Canada, Luxembourg or any other jurisdiction reasonably satisfactory to the Administrative Agent which owns, directly or indirectly, 100% of the capital stock of Holdings and the Borrower.

“Incremental Currency” means any of Dollars, Canadian Dollars or Sterling.

“Incremental Facility Closing Date” has the meaning specified in Section 2.15(a).

“Incremental Second Lien Term Loans” shall mean the “Incremental Term Loans” under and as defined in the Second Lien Credit Agreement.

“Incremental Term Loans” has the meaning specified in Section 2.15(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantee Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt and (B) in the case of the Borrower and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary of business consistent with past practice. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial Revolving Borrowing” means one or more borrowings of Revolving Credit Loans or issuances or deemed issuances of Letters of Credit on the Closing Date as specified in the definition of the term “Permitted Initial Revolving Borrowing Purposes”.

“Intellectual Property Security Agreement” means, collectively, (a) the U.S. Intellectual Property Security Agreement and the Canadian Intellectual Property Security Agreement and (b) each other Intellectual Property Security Agreement Supplement executed and delivered pursuant to Section 6.11.

“Intellectual Property Security Agreement Supplement” has the meaning specified in the U.S. Intellectual Property Security Agreement or Canadian Intellectual Property Security Agreement, as applicable.

“Intercreditor Agreement” means the Intercreditor Agreement to be executed and delivered by the Collateral Agent, the Second Lien Collateral Agent and the Borrower, substantially in the form of Exhibit J.

“Interest Coverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated EBITDA of the Borrower for such period to (b) Consolidated Interest Expense of the Borrower for such Test Period.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan or Canadian Prime Rate Loan or BA Instruments, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Canadian Prime Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent available to each Lender of such Eurocurrency Rate Loan, nine or twelve months thereafter or, any earlier date as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Intermediate Holding Company” means any wholly-owned Subsidiary of Holdings that, directly or indirectly, owns 100% of the issued and outstanding Equity Interests of the Borrower.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation with respect to or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by Dominion Bond Rating Service Inc. or any other nationally recognized statistical rating agency selected by the Borrower.

“Investors” means Apax School 1 S.à.r.l., Apax School 2 S.à.r.l., and Apax School 3, S.à.r.l., each an affiliate of the Sponsor organized and existing under the laws of the Grand Duchy of Luxembourg.

“IP Rights” has the meaning specified in Section 5.14.

“Joint Lead Arranger” means each of Deutsche Bank Securities Inc. and Lloyds TSB Bank PLC, each in their capacity as a Joint Lead Arranger under this Agreement.

“Judgment Currency” has the meaning specified in Section 10.17.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means (a) as to Existing Letters of Credit only, RBC, (b) as to all other Letters of Credit, (i) DB Canada or any of its Subsidiaries or affiliates and (ii) any other Lender (or any of its Subsidiaries or affiliates) that becomes an L/C Issuer in accordance with Section 2.04(j) or 10.07(j); in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligation” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit, including all L/C Borrowings.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, deemed trust, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan (including by way of BA Instrument) or a Swing Line Loan (including any Incremental Term Loans and any Additional Incremental Term Loans).

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) the Intercreditor Agreement and (v) each Letter of Credit Application.

“Loan Parties” means, collectively, (i) the Borrower, (ii) Holdings and (iii) each other Guarantor.

“Management Stockholders” means the members of management of Holdings or any direct or indirect parent thereof or any of its Subsidiaries, including the Borrower, who are investors in Holdings or any direct or indirect parent thereof.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan

Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders or the Agents under any Loan Document.

“Material Domestic Subsidiary” means, at any date of determination, each of the Borrower’s Domestic Subsidiaries (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 5% of the Total Assets of the Borrower and its Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that “Material Domestic Subsidiary” shall also include any of the Borrower’s Subsidiaries selected by the Borrower which is required to ensure that all Material Domestic Subsidiaries have in the aggregate (i) total assets at the last day of the most recent Test Period that were equal to or greater than 90% of the total assets of the Borrower and the Restricted Subsidiaries that are Domestic Subsidiaries at such date and (ii) gross revenues for such Test Period that were equal to or greater than 90% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries that are Domestic Subsidiaries for such period, in each case determined in accordance with GAAP.

“Material Foreign Subsidiary” means, at any date of determination, each of the Borrower’s Foreign Subsidiaries (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 5% of the Total Assets of the Borrower and its Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Material Real Property” means any real property owned by any Loan Party with a book value in excess of $5,000,000.

“Material Subsidiary” means any Material Domestic Subsidiary, Material U.S. Subsidiary or any Material Foreign Subsidiary.

“Material U.S. Subsidiary” means, at any date of determination, each of the Borrower’s U.S. Subsidiaries (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 5% of the Total Assets of the Borrower and its Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the sixth anniversary of the Closing Date and (b) with respect to the Term Loans, the seventh anniversary of the Closing Date; provided that if either such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Minority Investment” means any person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns capital stock.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means collectively, the deeds of trust, trust deeds, deeds of hypothec and mortgages creating and evidencing a Lien on a Mortgaged Property made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent, and any other mortgages executed and delivered pursuant to Sections 4.01(a)(iv) (if applicable), 6.11 and 6.13.

“Mortgage Policies” has the meaning specified in paragraph (f) of the definition of Collateral and Guarantee Requirement.

“Mortgaged Properties” has the meaning specified in paragraph (f) of the definition of Collateral and Guarantee Requirement.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by the Borrower or any Restricted Subsidiary or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any Restricted Subsidiary) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith, and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction, and it being understood that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration by the Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or if such liabilities have not been satisfied in cash and such reserve is not reversed within three hundred and sixty-five (365) days after such Disposition or Casualty Event, the amount of such reserve; provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $2,500,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $10,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess, if any, of (x) the sum of the cash received in connection with such incurrence or issuance over (y) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of the Borrower, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Non-Cash Charges” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Loan Party” means any Subsidiary of the Borrower that is not a Loan Party.

“Nonrenewal Notice Date” has the meaning specified in Section 2.04(b)(iii).

“Note” means a Term Note, a Revolving Credit Note or a BA Equivalent Note, as the context may require.

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event or of Excess Cash Flow or of the Available Amount that is proposed to be applied to a particular use or transaction, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.06(b), and (b) has not previously been (and is not simultaneously being) applied to anything other than that such particular use or transaction.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or other Subsidiary arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any other Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (y) obligations of any Loan Party or any other Subsidiary arising under any Secured Hedge Agreement, and (z) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or any other Subsidiary under any Loan Document and (b) the obligation of any Loan Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Offer Response Date” has the meaning specified in Section 2.06(b)(ii)(C).

“Offer to Prepay” has the meaning specified in Section 2.06(b)(ii)(C).

“Ontario Securities Act” means the Securities Act (Ontario), as amended, and any successor statute thereto and the rules and regulations of the Ontario Securities Commission and the Canadian Securities Administrators promulgated thereunder.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation or amalgamation and the bylaws (or equivalent or comparable constitutive documents with respect to any unlimited liability company or non-Canadian jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“Permitted Acquisition” has the meaning specified in Section 7.02(j).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of Holdings or any direct or indirect parent of Holdings (and, after a Qualifying IPO, of any Intermediate Holding Company), in each case to the extent permitted hereunder.

“Permitted Holders” means any of (i) the Sponsor, (ii) the Management Stockholders, (iii) Intel Corporation or any of its affiliates and (iv) IFF Holdings, Inc. or any of its affiliates.

“Permitted Initial Revolving Borrowing Purposes” means (a) one or more Borrowings of Revolving Credit Loans to finance the Acquisition and related transactions, to pay the Transaction Expenses and for working capital purposes, in an aggregate amount for this clause (a)

(other than for working capital purposes) of up to $5,000,000 and (b) the issuance of Letters of Credit in replacement of, or as a backstop for, letters of credit of the Borrower or its Restricted Subsidiaries outstanding on the Closing Date.

“Permitted Refinancing” means, with respect to any Person, any modification (other than a release of such Person), refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, and as otherwise permitted under Section 7.03, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(f), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(f), at the time thereof, no Event of Default shall have occurred and be continuing, and (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(c), (i) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being so modified, refinanced, refunded, renewed or extended.

“Permitted Sale Leaseback” means any Sale Leaseback consummated by the Borrower or any of its Restricted Subsidiaries after the Closing Date, provided that any such Sale Leaseback not between (a) a Loan Party and another Loan Party or (b) a Restricted Subsidiary that is not a Loan Party to another Restricted Subsidiary that is not a Loan Party is, in each case, consummated for fair value as determined at the time of consummation in good faith by (i) the Borrower or such Restricted Subsidiary and (ii) in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $5,000,000, the board of directors of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan or Canadian Benefit Plan, established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition or conversion is consummated.

“PPSA” means the Personal Property Security Act, R.S.A. 2000, c.p.7, as now and hereafter in effect, or any successor statute, or any similar or equivalent legislation as in effect in any applicable jurisdiction.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and its Restricted Subsidiaries; provided that, (i) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $5,000,000, and (ii) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Balance Sheet” has the meaning specified in Section 5.05(a)(ii).

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder for an applicable period of measurement, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement (as of the last date in the case of a balance sheet item) in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Borrower in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Financial Statements” has the meaning specified in Section 5.05(a)(ii).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Purchase Agreement” means the Master Transaction Agreement dated as of June 28, 2007, by and among the Seller, the Investors, 1329169 Alberta Ltd., Holdings and the Borrower.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) the board of directors of the Borrower shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically and commercially fair and reasonable to the Borrower and the Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower), and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Borrower or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Qualifying Canadian Lender” means a Person or such Person’s Applicable Lending Office where that Person (or that Person’s affiliate that is designated as its Applicable Lending Office) is either (a) (i) not a non-resident of Canada for purposes of the Tax Act, or (ii) an authorized foreign bank deemed to be resident in Canada for purposes of Part XIII of the Tax Act in respect of all amounts paid or credited to such Person with respect to its Revolving Credit Exposure, and which has provided to the Borrower, upon request, a certificate certifying such status in (i) or (ii) or (b) approved in writing by the Administrative Agent and the Borrower.

“Qualifying IPO” means the issuance by Holdings, any Intermediate Holding Company, any direct or indirect parent of Holdings or the Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or in a firm commitment underwritten offering (or series of related offerings of securities to the public pursuant to a final prospectus) made pursuant to the Ontario Securities Act.

“RBC” means Royal Bank of Canada in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“RC Agent” means RBC, in its capacity as administrative agent for the Revolving Credit Facility under the Loan Documents, or any successor administrative agent for the Revolving Credit Facility appointed in accordance with Section 9.09.

“Refinanced Term Loans” has the meaning specified in Section 10.01.

“Register” has the meaning specified in Section 10.07(d).

“Rejection Notice” has the meaning specified in Section 2.06(b)(vii).

“Replacement Term Loans” has the meaning specified in Section 10.01.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to a Borrowing in the form of a Banker’s Acceptance, a Drawing Notice, (c) with respect to an L/C Credit Extension, a Letter of Credit Application, and (d) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate outstanding amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender or the Borrower or any Affiliate thereof shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party.

Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of the Borrower.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning specified in Section 2.06(b)(vii).

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b) or Section 2.03, as applicable, (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 2.01(b) under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $45,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender at any time, the sum of (a) the outstanding principal amount of all Revolving Credit Loans held by such Revolving Credit Lender (or its Applicable Lending Office), (b) such Revolving Credit Lender’s Pro Rata Share of the L/C Obligations and (c) such Revolving Credit Lender’s Pro Rata Share of the Swing Line Obligations.

“Revolving Credit Facility” has the meaning specified in the preliminary statements to this Agreement.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or that holds Revolving Credit Loans at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of its Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Schedule I Lender” means Revolving Credit Lenders that are banks named in Schedule I to the Bank Act (Canada).

“Scheduled Disposition” has the meaning specified in Section 7.05(k).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Collateral Agent” means the “Collateral Agent” under and as defined in the Second Lien Credit Agreement.

“Second Lien Credit Agreement” means the Second Lien Credit Agreement dated as of the date hereof (as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time) among the Borrower, Holdings, DB Canada, as administrative agent and collateral agent, and each lender from time to time party thereto.

“Second Lien Loan Documents” means the “Loan Documents” under and as defined in the Second Lien Credit Agreement.

“Second Lien Obligations” means the “Obligations” under and as defined in the Second Lien Credit Agreement.

“Second Lien Loans” means the “Loans” under and as defined in the Second Lien Credit Agreement.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(g) that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks, the Cash Management Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).

“Securities Act” means the Securities Act of 1933.

“Securityholders Agreement” means the Amended and Restated Securityholders Agreement dated as of August 28, 2007 among Holdings, the Borrower, Investor (as defined therein), Founder (as defined therein), Intel (as defined therein), School 3 ULC and School S.à.r.l.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment related thereto subject to a Qualified Securitization Financing and the proceeds thereof.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a wholly-owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Borrower or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Borrower or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of the Borrower or any other Subsidiary of the Borrower, other than another Securitization

Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower and (c) to which none of the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the board of directors of the Borrower or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of the Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Security Agreement” means, collectively, (a) the U.S. Security Agreement and the Canadian Security Agreement and (b) each other Security Agreement Supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the U.S. Security Agreement or the Canadian Security Agreement, as the case may be.

“Seller” means, collectively, Nancy Knowlton, David Martin, 560224 Alberta Limited, 1332489 Alberta Ltd., Intel Corporation, Fairy Financial Corp., Grant Billing, Leonard Ruggins, Gene Englund, Sandra Stahl, Cyndi Lyle and Patrick Weinmayr.

“Senior Secured Incurrence Test” means, with respect to the most recent Test Period, the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis) shall be no greater than 6.25 to 1.00.

“Senior Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Senior Secured Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such Test Period.

“Shareholder Loans” means collectively, the loans and other obligations evidenced by the Shareholder Loan Documents.

“Shareholder Loan Documents” means collectively (i) one or more Subordinated Promissory Notes dated as of the Closing Date issued by Holdings in favor of, directly or indirectly, one or more of the Permitted Holders evidencing loans in the principal amount of C$253,971,862.30, (ii) one or more Subordinated Promissory Notes dated as of the Closing Date issued by the Borrower in favor of Holdings evidencing loans in the respective principal amounts of C$253,971,862.30 and US$60,000,000, and (iii) in the case of sub clauses (i) and (ii) above, any other documents amending, restating, modifying, supplementing, extending or refinancing the loans referred to therein.

“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Solvent” and “Solvency” mean, (a) with respect to any Person other than any Canadian Loan Party on any date of determination, that on such date (i) the fair value of the property (for the avoidance of doubt, calculated to include goodwill and other intangibles) of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital; the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability; and (b) with respect to any Canadian Loan Party on any date of determination that (i) the property of such Canadian Loan Party, if disposed of at a fairly conducted sale under legal process, and not on a distressed or liquidation sale basis, would be sufficient to enable payment of all its obligations, due and accruing due; and (ii) such Canadian Loan Party is able to meet its obligations as they generally become due.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Term Loan or Additional Incremental Term Loan that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”; provided that any increase in the Revolving Commitment, for purposes of this “Specified Transaction” definition, shall be deemed to be fully drawn.

“Sponsor” means Apax Partners, Worldwide, L.L.P. and its Affiliates and funds or partnerships managed by it or any of its Affiliates, but not including, however, any of their portfolio companies.

“Sponsor Management Agreement” means the management agreement between certain of the management companies associated with the Sponsor or its advisors and the Borrower.

“Sponsor Termination Fees” means the one time payment under the Sponsor Management Agreement of a termination fee to one or more of the Sponsor and its Affiliates in the event of either a Change of Control or the completion of a Qualifying IPO.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary, necessary or advisable in a Qualified Securitization Financing.

“Sterling” means the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means, collectively, the Subsidiaries of the Borrower that are Guarantors.

“Successor Borrower” has the meaning specified in Section 7.04(d).

“Supplemental Administrative Agent” has the meaning specified in Section 9.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Hedge Bank in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Hedge Bank.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.05.

“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.05.

“Swing Line Lender” means RBC, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.05(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.05(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the aggregate principal amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Tax Act” means the Income Tax Act (Canada), as amended from time to time, and regulations promulgated thereunder.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Borrowing” means a borrowing consisting of Term Loans of the same Type and currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01(a) under the caption “Term Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Term Commitments is $305,000,000.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means a Loan made pursuant to Section 2.01(a).

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Test Period” in effect at any time shall mean the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01(a) or (b); provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended June 30, 2007. A Test Period may be designated by reference to the last day thereof (i.e., the “June 30, 2007 Test Period” refers to the period of four consecutive fiscal quarters of the Borrower ended June 30, 2007), and a Test Period shall be deemed to end on the last day thereof.

“Threshold Amount” means $10,000,000.

“Total Assets” means the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the pro forma financial statements of the Borrower giving effect to the Transaction.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction” means, collectively, (a) the Equity Contribution, (b) the Acquisition, (c) the funding of the Term Loans and the Initial Revolving Borrowing on the Closing Date, (d) the funding of the Second Lien Term Loans on the Closing Date, (e) the funding of the Holdings Loans on the Closing Date, (f) the consummation of any other transactions in connection with the foregoing, and (g) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings, the Borrower, or any Restricted Subsidiary in connection with the Transaction, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, Canadian Prime Rate Loan, BA Instrument or a Eurocurrency Rate Loan.

“Unaudited Financial Statements” means the unaudited combined balance sheets and related statements of income and cash flows of the Borrower, for each fiscal quarter ended at least sixty (60) days before the Closing Date, previously delivered to the Administrative Agent.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.04(c)(i).

“Unrestricted Subsidiary” means (i) each Subsidiary of the Borrower listed on Schedule 1.01B, (ii) each Securitization Subsidiary, (iii) the Calgary SPV and (iv) any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the date hereof and any Subsidiary of an Unrestricted Subsidiary.

“U.S. Guaranty” means the guaranty made by certain Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-1.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“U.S. Security Agreement” means the Security Agreement executed by certain Loan Parties substantially in the form of Exhibit G-1.

“U.S. Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Withholding Tax Period” has the meaning specified in Section 2.06(b).

“WURA” means the Winding Up and Restructuring Act, (Canada) as now and hereafter in effect, or any successor statute.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Total Leverage Ratio, Senior Secured Leverage Ratio and Interest Coverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

(c) Where reference is made to “the Borrower and its Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.

Section 1.04 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08 Currency Equivalents Generally.

(a) Any amount specified in this Agreement (other than in Article II, Article IX and Article X or as set forth in paragraph (b) of this Section) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two (2) Business Days later). Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(b) For purposes of determining compliance under Sections 7.02, 7.05 and 7.06, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating net income in the Borrower’s annual financial statements delivered pursuant to Section 6.01(a); provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness.

(c) For purposes of this Agreement, the Dollar Equivalent of each Loan or Letter or Credit that is denominated in Canadian Dollars shall, in addition to its determination under the definition of “Dollar Equivalent” be calculated (i) on the second Business Day of each month, and (ii) at any time when an Event of Default exists, at such other times as designated by the Administrative Agent (or the Swing Line Lender, in respect of Swing Line Loans). Such Dollar Equivalent shall remain in effect until the same is recalculated by the Administrative Agent (or the Swing Line Lender, in respect of Swing Line Loans) as provided above and notice of such recalculation is received by the Borrower, it being understood that until such notice is received, the Dollar Equivalent shall be that Dollar Equivalent as last reported to the Borrower by the Administrative Agent (or the Swing Line Lender, in respect of Swing Line Loans). The Administrative Agent (or the Swing Line Lender, in respect of Swing Line Loans) shall promptly notify the Borrower and the Lenders of each such determination of the Dollar Equivalent.

ARTICLE II

The Commitments and Credit Extensions

Section 2.01 The Loans.

(a) The Term Borrowings. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make to the Borrower a single loan denominated in Dollars in a principal amount equal to such Term Lender’s Term Commitment on the Closing Date. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein each Revolving Credit Lender severally agrees to make (or cause its Applicable Lending Office to make) loans denominated in Dollars and/or Canadian Dollars to the Borrower as elected by the Borrower pursuant to this Article II (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day after the Closing Date until the Maturity Date with respect to the Revolving Credit Facility (provided that each Revolving Credit Lender agrees to make the Initial Revolving Borrowing, at the request of the Borrower, on the Closing Date), in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any such Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment; provided further that, except as permitted by Section 10.07(b), any Lender making Revolving Credit Loans pursuant to this Section 2.01(b), other than Lloyds TSB Bank plc, shall be a Qualifying Canadian Lender. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.06, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Canadian Prime Rate Loans.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing (other than overdraft Borrowings referred to in Section 2.05(a)), each conversion of Term Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon (New York, New York time) (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans or Canadian Prime Rate Loans or any conversion of Eurocurrency Rate Loans to Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.04(c) and 2.05(c), each Borrowing of or conversion to Base Rate Loans and each Borrowing of Canadian Prime Rate Loans, other than in each case overdraft Borrowings referred to in Section 2.05(a), shall be in a principal amount of 1,000,000 in the applicable currency or a whole multiple of 100,000 in the applicable currency in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans are to be converted, (v) the currency of such Loans and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice with respect to Term Loans or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. For the avoidance of doubt, the Borrower and Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect for Term Borrowings.

(f) After giving effect to all Revolving Credit Borrowings (other than Swing Line Loans made by way of overdraft), all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect for Revolving Credit Borrowings.

Section 2.03 Banker’s Acceptances.

(a) Banker’s Acceptances and Drafts. (i) Subject to the terms and conditions hereof, each Revolving Credit Lender (other than the Swingline Lender in such capacity only) severally agrees, in accordance with the terms and conditions of this agreement and in accordance with the applicable Drawing Notice, from time to time on any Business Day prior to the Maturity Date (i) in the case of a Revolving Credit Lender which is willing and able to accept Drafts, to create acceptances (“Banker’s Acceptances”) by accepting drafts and to purchase such Banker’s Acceptances in accordance with paragraph (c)(ii) of this Section 2.03; and (ii) in the case of a

Revolving Credit Lender which is unwilling or unable to accept Drafts, to purchase completed Drafts (which have not been and will not be accepted by such Revolving Credit Lender or any other Revolving Credit Lender) in accordance with paragraph (c)(iii) of this Section 2.03.

(ii) Each requested Drawing shall be in the minimum aggregate Face Amount of C$1,000,000 and in an integral multiple of C$100,000 in excess thereof and shall consist of the creation and purchase of Banker’s Acceptances or the purchase of Drafts on the same day, in each case for the applicable Drawing Price, by the Revolving Credit Lenders in accordance with paragraph (c) of this Section 2.03 and their respective Revolving Credit Commitment.

(iii) The aggregate Face Amount of the Banker’s Acceptances to be created and purchased by a Revolving Cr(iv) edit Lender or Drafts to be purchased by a Revolving Credit Lender on any Drawing Date (upon a conversion or otherwise), shall be determined by the Administrative Agent based upon each Revolving Credit Lender’s Pro Rata Share of the Drawing, except that, if the Face Amount of any Banker’s Acceptance to be created and purchased or Draft to be purchased, determined as aforesaid, would not be in an integral multiple of C$100,000, the Administrative Agent in its sole discretion may increase such Face Amount to the nearest whole multiple of C$100,000 or may reduce such Face Amount to the nearest whole multiple of C$100,000.

(b) Form of Drafts. Each Draft presented by the Borrower shall (i) be in an integral multiple of C$100,000; (ii) be dated the date of the Drawing; and (iii) mature and be payable by the Borrower (in common with all other Drafts presented in connection with such Drawing) on a Business Day which occurs approximately 1, 2, 3 or 6 months (or such shorter or longer period to the extent available to the Revolving Credit Lenders), at the election of the Borrower, after the Drawing Date and on or prior to the Maturity Date.

(c) Procedure for Drawing. (i) Each Drawing shall be made on notice (a “Drawing Notice”), substantially in the form of Exhibit A-2 (which shall be irrevocable and may be by telephonic notice which must be confirmed by delivery to the Administrative Agent on the day of such request of a Drawing Notice), given by the Borrower to the Administrative Agent not later than 10:00 a.m. (Toronto time) at least two (2) Business Days prior to the date of the requested Drawing. Each Drawing Notice shall be irrevocable, except as provided in paragraph (f) of this Section 2.03, shall be binding on the Borrower and shall specify (i) the Drawing Date; (ii) the aggregate Face Amount of Drafts to be accepted, if applicable, and purchased; and (iii) the term thereof.

(ii) Not later than 12:00 noon (Toronto time) on an applicable Drawing Date, each Revolving Credit Lender shall complete one or more Drafts in accordance with the Drawing Notice and either (i) accept the Drafts and purchase the banker’s acceptances so created for the Drawing Price; or (ii) purchase the Drafts for the Drawing Price. In each case, upon receipt by the Administrative Agent of funds from the Revolving Credit Lenders on account of the Drawing Price and upon fulfillment of the applicable conditions set forth in Article IV, the Administrative Agent shall make such funds available to the Borrower in accordance with Section 2.02.

(iii) The Borrower shall, at the request of any Revolving Credit Lender, issue one or more non-interest bearing, promissory notes (each a “BA Equivalent Note”) payable on the maturity date of any unaccepted Draft referred to above, in such form as such Revolving Credit Lender may reasonably specify and in a principal amount equal to the Face Amount of, and in exchange for, any unaccepted Draft which such Revolving Credit Lender has purchased in accordance with paragraph (c)(i) of this Section 2.03.

(iv) Banker’s Acceptances, Drafts and BA Equivalent Notes purchased by a Revolving Credit Lender may be held by it for its own account until the maturity date thereof or sold by it at any time prior to that date in any relevant Canadian market in such Revolving Credit Lender’s sole discretion.

(d) Presigned Draft Forms. (i) Subject to clause (ii) of this paragraph (d), in order to enable the Revolving Credit Lenders to create Banker’s Acceptances or complete Drafts in the manner specified in this Section 2.03, the Borrower shall supply each Revolving Credit Lender or its agent with such number of Drafts as it may reasonably request, duly signed on behalf of the Borrower. Each Revolving Credit Lender hereby indemnifies the Borrower against any loss or improper use thereof by such Revolving Credit Lender or its agents, will exercise and cause its agents to exercise such care in the custody and safekeeping of Drafts as it would exercise in the custody and safekeeping of similar property owned by it and will, upon request by the Borrower, promptly advise the Borrower of the number and designations, if any, of uncompleted Drafts held by it or its agents for the Borrower. The signature of any officer of the Borrower on a Draft may be mechanically reproduced and any BA Instrument bearing a facsimile signature shall be binding upon the Borrower as if it had been manually signed. Even if the individuals whose manual or facsimile signature appears on any BA Instrument no longer hold office at the date of its acceptance by the Revolving Credit Lender or at any time after such date, any BA Instrument so signed shall be valid and binding upon the Borrower. No Revolving Credit Lender shall be liable for its failure to accept a Draft as required hereby if the cause of such failure is, in whole or in part, due to the failure of the Borrower to provide Drafts to such Revolving Credit Lender on a timely basis.

(ii) The Borrower hereby irrevocably appoints each Revolving Credit Lender as its attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, any BA Instrument necessary to enable each Revolving Credit Lender to make Drawings in the manner specified in this Section 2.03. All BA Instruments signed or endorsed on the Borrower’s behalf by a Revolving Credit Lender shall be binding on the Borrower, all as if duly signed or endorsed by the Borrower. Each Revolving Credit Lender shall (i) maintain a record with respect to any BA Instrument completed in accordance with this clause (ii), voided by it for any reason, accepted and purchased or purchased or, in the case of a BA Equivalent Note, exchanged for another BA Instrument by it pursuant to this paragraph (d), and cancelled at its respective maturity; and (ii) retain such records in the manner and for the statutory periods provided by laws which apply to such Revolving Credit Lender and make such records available to the Borrower acting reasonably. On request by the Borrower, a Revolving Credit Lender shall cancel and return to the possession of the Borrower all BA Instruments which have been pre-signed or pre-endorsed on behalf of the Borrower and which are held by such Revolving Credit Lender and are not required to make Drawings in accordance with this Section 2.03.

(e) Payment, Conversion or Renewal of BA Instruments. (i) Upon the maturity of a BA Instrument, the Borrower may (A) elect to issue a replacement Banker’s Acceptance or Draft by giving a Drawing Notice in accordance with paragraph (c) of this Section 2.03; (B) elect to have all or a portion of the Face Amount of the BA Instrument converted to a Canadian Prime Rate Loan (provided that in the case of a conversion of a portion only of the Face Amount of the BA Instrument, the remaining Face Amount, if any, of such BA Instrument shall not be less than the minimum Face Amount set forth in paragraph (a)(ii) of this Section 2.03) by giving a Committed Loan Notice in accordance with Section 2.02; or (C) pay, on or before 12:00 noon (Toronto time) on the maturity date for the BA Instrument, an amount in Canadian Dollars equal to the Face Amount of the BA Instrument (notwithstanding that a Revolving Credit Lender may be the holder of it at maturity). Any such payment shall satisfy the Borrower’s obligations under the BA Instrument to which it relates and the relevant Revolving Credit Lender shall (y) then be solely responsible for the payment of the BA Instrument, and (z) thereafter indemnify the Borrower from any loss, cost or expense suffered by or imposed upon the Borrower in respect of any claim from a holder of such BA Instrument that the Borrower is liable for payment thereunder or any payment by the Borrower in connection with such claim.

(ii) If the Borrower fails to pay any BA Instrument when due or request a replacement in the Face Amount of such BA Instrument pursuant to paragraph (e)(i) of this Section 2.03, the unpaid amount due and payable shall be converted to a Canadian Prime Rate Loan and shall bear interest calculated and payable as provided in Section 2.09. This conversion shall occur as of the maturity date of the BA Instrument and without any necessity for the Borrower to give a Committed Loan Notice.

(iii) No BA Instrument may be repaid or prepaid prior to the maturity date of such BA Instrument. The Borrower may, however, at its option, exercisable upon not less than two Business Day’s notice to the Administrative Agent, elect to deposit with the Administrative Agent Canadian Dollars in same-day funds to be held by the Administrative Agent, pursuant to collateral arrangements satisfactory to the Administrative Agent, for application to the payment of any borrowing by way of BA Instrument designated by the Borrower in such notice. If such a deposit is made, then such BA Instrument shall be deemed no longer outstanding for purposes of this Agreement; provided that the amount of such deposit shall be not less than the full Face Amount of such BA Instrument. Furthermore, in the event the maturity of the Loans is accelerated pursuant to Article VIII, the Borrower shall cash collateralize all outstanding BA Instruments in same-day funds to be held by the Administrative Agent, pursuant to customary collateral arrangements or arrangements otherwise reasonably satisfactory to the Administrative Agent.

(f) Circumstances Making Banker’s Acceptances Unavailable. (i) If, by reason of circumstances affecting the money market generally, as determined by the Administrative Agent, there is no market for Banker’s Acceptances and Drafts, (i) the right of the Borrower to request a Drawing shall be suspended until the circumstances causing a suspension no longer exist; and (ii) any Drawing Notice which is outstanding shall be deemed to be a Committed Loan Notice requesting a Canadian Prime Rate Loan unless it has been revoked by the Borrower before the specified Drawing Date.

(ii) The Administrative Agent shall promptly notify the Borrower of the suspension of the Borrower’s right to request a Drawing and of the termination of any such suspension.

(g) The Borrower shall pay each Revolving Credit Lender the Drawing Fee in respect of Bankers’ Acceptances or Drafts purchased by such Revolving Credit Lender on each Drawing Date. The Drawing Fee shall be paid by deducting such fee in calculating the amount of the Drawing Price of the Banker’s Acceptances or Drafts in respect of which such fee is payable.

Section 2.04 Letters of Credit.

(a) The Letter of Credit Commitments.

(i) Subject to the terms and conditions set forth herein, (1) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.04, (x) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars or Canadian Dollars for the account of the Borrower (provided that any Letter of Credit may be for the benefit of any Subsidiary of the Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.04(b), and (y) to honor drafts under the Letters of Credit and (2) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.04; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if after giving effect to such L/C Credit Extension, (x) the Revolving Credit Exposure of any Lender would exceed such Lender’s Revolving Credit Commitment, or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. It is hereby acknowledged and agreed that each of the letters of credit described in Schedule 2.04(a) (the “Existing Letters of Credit”), which were issued under the Existing Credit Agreement and remain outstanding on the Closing Date, shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Closing Date.

(ii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) subject to Section 2.04(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer; or

(E) the Letter of Credit is to be denominated in a currency other than Dollars or Canadian Dollars.

(iii) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 12:00 noon at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount and currency thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C

Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.04(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone, followed promptly in writing, or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent or any Revolving Credit Lender, as applicable, or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof. On the Business Day on which the Borrower shall have received notice of any payment by an L/C Issuer under a Letter of Credit (or, if the Borrower shall have received such notice later than 12:00 noon on any Business Day, on the immediately following Business Day) (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans or Canadian Prime Rate Loans (as applicable) to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans or Canadian Prime Rate Loans (as applicable), but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders, and subject to the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.04(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of any Unreimbursed Amount in respect of a Letter of Credit not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan or Canadian Prime Rate Loan (as applicable) to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii) With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans or Canadian Prime Rate Loans (as applicable) because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.04.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.04(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans (but not L/C Advances) pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Federal Funds Rate or CDOR Rate, as applicable. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.04(c)(vi) shall be conclusive absent manifest error.

(vii) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with this Section 2.04(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to each Revolving Credit Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(viii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate or CDOR Rate, as applicable.

(d) Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(e) Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.04(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f) Cash Collateral. (i) If any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02(c) or (ii) an Event of Default set forth under Section 8.01(f) or (g) occurs and is continuing, then the Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default), and shall do so not later than 2:00 p.m. (New York City time) on (x) in the case of the immediately preceding clause (i), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 noon (New York City time), or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (ii), the Business Day on which an Event of Default set forth under Section 8.01(f) or (g) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day, in either case, by 1:00 p.m. on such day. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Revolving Credit Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Revolving Credit Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at DB Canada and may be invested in readily available Cash Equivalents at its sole discretion. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at DB Canada as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations plus costs incidental thereto and so long as no other Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. If such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any Cash Collateral and accrued interest thereon shall be refunded to the Borrower.

(g) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the product of (i) the Applicable Rate for Letter of Credit fees (as applicable) minus the applicable Fronting Fee described in Section 2.04(h) below and (ii) the daily maximum amount then available to be drawn under such Letter of Credit. Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(h) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee (a “Fronting Fee”) with respect to each Letter of Credit issued by it equal to 0.125% per annum of the daily maximum amount then available to be drawn under such Letter of Credit. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(i) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(j) Addition of an L/C Issuer. A Revolving Credit Lender (or any of its Subsidiaries or affiliates) may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

Section 2.05 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day (other than the Closing Date) until the Business Day prior to the Maturity Date with respect to the Revolving Credit Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, that, Swing Line Loans shall be available by way of incurring overdrafts in the Borrower’s Canadian Dollar and Dollar accounts with the Swing Line Lender, with overdrafts in Canadian Dollars being deemed to be Prime Rate Loans and overdrafts in Dollars being deemed to be Base Rate Loans; provided further that after giving effect to any Swing Line Loan, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect; provided further that, the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.05, prepay under Section 2.06, and reborrow under this Section 2.05. Each Swing Line Loan shall be a Base Rate Loan or a Canadian Prime Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing (other than overdraft Borrowings pursuant to Section 2.05(a)) shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 or C$100,000 (and any amount in excess thereof shall be an integral multiple of $25,000 or C$25,000), and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative

Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.05(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan or Canadian Prime Rate Loan (as applicable) in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans or Canadian Prime Rate Loans (as applicable), but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office for payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.05(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan or Canadian Base Rate Loan (as applicable) to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.05(c)(i), the request for Base Rate Loans or Canadian Prime Rate Loans (as applicable) submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.05(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate or CDOR Rate, as applicable. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans (but not to purchase and fund risk participations in Swingline Loans) pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or Canadian Prime Rate Loan (as applicable) or risk participation pursuant to this Section 2.05 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.06 Prepayments and Offers to Prepay.

(a) Optional Prepayments.

The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 noon (New York, New York time) (A) two (2) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans or Canadian Prime Rate Loans (including Canadian Prime Rate Loans that are outstanding after the conversion of the Face Amount of BA Instruments thereto pursuant to Section 2.03(e)(i)(B) or Section 2.03(e)(ii)); (2) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof; and (3) any prepayment of Base Rate Loans or Canadian Prime Rate Loans shall be in a principal amount of $1,000,000 or C$1,000,000 (as applicable) or a whole multiple of $100,000 or C$100,000 (as applicable) in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.06(a) shall be applied as directed by the Borrower and shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(i) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or C$100,000 (as applicable) or a whole multiple of $100,000 or C$100,000 (as applicable) in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.06(a)(i) or 2.06(a)(ii) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(b) Mandatory Prepayments and Offers to Prepay.

(i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans equal to (A) 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ending March 31, 2009 minus (B) the sum of (i) all voluntary prepayments of Term Loans during such fiscal year and (ii) all voluntary prepayments of Revolving Credit Loans and Swing Line Loans during such fiscal year to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (i) and (ii), to the extent such prepayments are not funded with the proceeds of Indebtedness; provided that (x) the ECF Percentage shall be 25% if the Total Leverage Ratio for the fiscal year covered by such financial statements was less than or equal to 5.50:1.00 and greater than 4.50:1.00 and (y) the ECF Percentage shall be 0% if the Total Leverage Ratio for the fiscal year covered by such financial statements was less than or equal to 4.50:1.00.

(ii) (A) Subject to Section 2.06(b)(ii)(B), if (x) the Borrower or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d) (to the extent constituting a Disposition to a Loan Party), (e), (g), (h), (m), (o) or (q)) or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall make an Offer to Prepay, in accordance with Section 2.06(b)(ii)(C), an aggregate principal amount of Term Loans equal to 100% (such percentage, the “Asset Percentage”) of all such Net Cash Proceeds realized or received; provided that no such Offer to Prepay shall be required pursuant to this Section 2.06(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.06(b)(ii)(B) (which notice may only be provided if no Event of Default has occurred and is then continuing).

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.06(b)(ii)(A)) or any Casualty Event, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within (x) fifteen (15) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within fifteen (15) months following receipt thereof, within the later of (1) fifteen (15) months following receipt thereof or (2) one hundred and eighty (180) days of the date of such legally binding commitment; provided that (i) so long as an Event of Default shall have occurred and be continuing, the Borrower shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Event of Default is continuing) and (ii) if any Net Cash Proceeds are not so reinvested by the deadline specified in clause (x) or (y) above, as applicable, or if any such Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to the Asset Percentage of any such Net Cash Proceeds shall be applied, in accordance with Section 2.06(b)(ii)(C), to the prepayment of the Term Loans as set forth in this Section 2.06.

(C) On each occasion that the Borrower must make an Offer to Prepay the Term Loans pursuant to this Section 2.06(b)(ii), the Borrower shall, within five Business Days after the date of realization or receipt of such Net Cash Proceeds (or, in the case of prepayments required pursuant to Section 2.06(b)(ii)(B), within five (5) Business Days of the deadline specified in clause (x) or (y) thereof, as applicable, or of the date the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested, as the case may be), make an offer to prepay, in accordance with Section 2.06(b)(vi) below, the principal amount of Term Loans in an amount equal to the Asset Percentage of such Net Cash Proceeds realized or received (the “Offer to Prepay”). The Administrative Agent shall give each Term Lender a copy of the Offer to Prepay on the next Business Day following receipt of same. Each Term Lender shall have the right to accept or decline the Offer to Prepay by providing written notice to the Administrative Agent prior to the thirtieth day following receipt of same (the “Offer Response Date”). The failure of a Term Lender to notify the Administrative Agent of its acceptance prior to the Offer Response Date shall be deemed to be a rejection of the Offer to Prepay. The Administrative Agent shall promptly, and in any event within three Business Days of the Offer Response Date, notify the Borrower of which Term Lenders have accepted the Offer to Prepay prior to the Offer Response Date, and such Term Lenders shall be entitled to the prepayment within three (3) Business Days of the Borrower’s receipt of such notice from the Administrative Agent.

(iii) If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

(iv) Within five (5) Business Days following the consummation of any Calgary Permanent Financing or any sale (including any Sale Leaseback) of the Calgary Property, the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans equal to $10,000,000.

(v) If for any reason (including without limitation by reason of a fluctuation of currency exchange rates) the aggregate Revolving Credit Exposures at any time exceeds an amount equal to 105% of the aggregate Revolving Credit Commitments then in effect, the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to the amount by which the aggregate Revolving Credit Exposures exceeds such Revolving Credit Commitments at such time; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(b)(v) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans such aggregate Outstanding Amount exceeds the aggregate Revolving Credit Commitments then in effect.

(vi) (X) Each prepayment of Term Loans pursuant to this Section 2.06(b) shall be applied as directed by the Borrower (it being understood and agreed that if the Borrower does not so direct at the time of such prepayment such prepayment shall be applied against the scheduled repayments of Term Loans under Section 2.08(a) in direct order of maturity); and (Y) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares subject to clause (vii) of this Section 2.06(b).

(vii) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i), (iii) and (iv) of this Section 2.06(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Each Appropriate Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (i), (iii) and (iv) of this Section 2.06(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York City time) one (1) Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans. Any Declined Proceeds shall be retained by the Borrower (“Retained Declined Proceeds”).

(viii) Notwithstanding any other provisions of this Section 2.06(b), (i) to the extent that any of or all the Net Cash Proceeds of any Disposition by a Foreign Subsidiary giving rise to an Offer to Prepay pursuant to Section 2.06(b)(ii) (a “Foreign Disposition”), the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”), or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to Canada, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.06(b)(i), or the Borrower shall not be required to make an Offer to Prepay at the time provided in Section 2.06(b)(ii), as the case may be. Instead, such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to Canada (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than three Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.06(b) to the extent provided herein and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition, any Foreign Casualty Event or Excess Cash Flow would have a material adverse tax cost consequence (taking into account any foreign tax credit or benefit received in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary, provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.06(b) (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Foreign Subsidiary.

(ix) Notwithstanding any other provision of this Agreement, during the period commencing on the Closing Date and ending on the date that is five years and one day after the Closing Date (the “Withholding Tax Period”), regularly scheduled amortization payments and mandatory prepayments otherwise required to be applied to outstanding Term Loans pursuant to Section 2.06(b)(i), Section 2.06(b)(iii), Section 2.06(b)(iv), Section 2.06(b)(viii) and Section 2.08(a) shall not be required to be applied to any of such loans if, after giving effect to such application, the aggregate principal amount of Term Loans so repaid exceeds 25% of the aggregate principal amount of the Term Loans made on the Closing Date (the “Excess Prepayment Amount”); provided that on the Business Day immediately following the end of the Withholding Tax Period, the Borrower shall prepay a principal amount of the Term Loans that is equal to the Excess Prepayment Amount. The mandatory prepayments with respect to any Incremental Term Loans or any Additional Incremental Term Loans shall also be subject to the limitations set forth in this paragraph, provided that, for purposes of calculating the amount of amortization and mandatory prepayments for purposes of complying with such limitations, each Incremental Term Loan or Additional Incremental Term Loan shall be treated as a separate loan (and shall not be aggregated with the Term Loans or any other loans), and the Withholding Tax Period will commence upon the borrowing of such Incremental Term Loans. The above-described mandatory prepayments shall be applied to the Term Loans as directed by the Borrower.

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.06 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.06, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.06, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.06 in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit with the Administrative Agent the amount of any such prepayment otherwise required to be made hereunder until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.06. Such deposit shall constitute cash collateral for the Eurocurrency Rate Loans to be so prepaid, provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 2.06.

Section 2.07 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof, and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. The amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the making of such Term Lender’s Term Loans pursuant to Section 2.01(a). The Revolving Credit Commitments shall terminate on the applicable Maturity Date.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit, or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.07. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

Section 2.08 Repayment of Loans.

(a) Term Loans. The Borrower shall, subject to Section 2.06(b)(ix), repay to the Administrative Agent for the ratable account of the Term Lenders (i) on the last Business Day of each March, June, September and December, commencing with the last Business Day of December 2007, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Term Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with Section 2.06) and (ii) on the Maturity Date for the Term Loans, the aggregate principal amount of all Term Loans outstanding on such date.

(b) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Borrower shall repay its Swing Line Loans on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

(d) For the avoidance of doubt, all Loans shall be repaid, whether pursuant to this Section 2.08 or otherwise, in the currency in which they were made.

Section 2.09 Interest.

(a) Subject to the provisions of Section 2.09(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Canadian Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Rate and (iv) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Bate Rate or Canadian Prime Rate plus the relevant Applicable Rate for Revolving Credit Loans (as applicable).

(b) The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan (other than BA Instruments) shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Interest on each Loan shall be payable in the currency in which each Loan was made.

Section 2.10 Fees. In addition to certain fees described in Sections 2.04(g) and (h):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each (i) Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee (the “Commitment Fee”) equal to the Applicable Rate with respect to Commitment Fees times the actual daily amount by which the aggregate Revolving Credit Commitment exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations; provided that any Commitment Fee accrued with respect to any of the Revolving Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue on any of the Revolving Credit Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The Commitment Fees shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

Section 2.11 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate and Canadian Prime Rate Loans shall be made on the basis of a year of three hundred and sixty-five (365) days or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan (other than BA Instruments) for the day on which such

Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

For purposes of the Interest Act (Canada), whenever any interest, discount or fee under this Agreement is calculated using a rate based on a number of days less than a full year, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360, 365 or 366 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by the number of days based on which such rate is calculated. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement. The rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

Section 2.12 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans (other than BA Instruments) in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.12(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.12(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.12(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other

Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.13 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in the applicable currency and in immediately available funds not later than 3:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate or CDOR Rate, as applicable; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate or CDOR Rate, as applicable. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.13(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.14 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.14 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.14 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.15 Incremental Credit Extensions.

(a) The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of term loans (the “Incremental Term Loans”) be made available to an Incremental Borrower, provided that both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist. Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $5,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate principal amount of the Incremental Term Loans (together with the aggregate amount of any Incremental Second Lien Term Loans) shall not exceed the sum of $75,000,000 and the aggregate amount of all voluntary prepayments of Term Loans hereunder and of Second Lien Term Loans under the Second Lien Credit Agreement (such sum, the “Incremental Availability”); provided, that any Incremental Borrower may incur additional Incremental Term Loans hereunder (the “Additional Incremental Term Loans”), so long as, on a Pro Forma Basis after giving effect to the incurrence of such Additional Incremental Term Loan either (i) the First-Lien Senior Secured Incurrence Test would be satisfied or (ii) the First-Lien Senior Secured Leverage Ratio would be no greater than the First-Lien Senior Secured Leverage Ratio in effect immediately prior to such incurrence (it being understood that, subject to the satisfaction of such tests, Additional Incremental Term Loans may be effected by the Borrower and/or Incremental Borrower whether or not there is any unused Incremental Availability). The Incremental Term Loans (a) shall rank pari passu in right of payment and of security with the Term Loans, (b) shall not mature earlier than the Maturity Date with respect to the Term Loans and (c) shall be treated substantially the same as the Term Loans (in each case, including with respect to mandatory and voluntary prepayments), provided that (i) the terms and conditions applicable to Incremental Term Loans and Additional Incremental Term Loans may be materially different from those of the Term Loans to the extent such differences are reasonably acceptable to the Administrative Agent, (ii) the interest rates and amortization schedule applicable to the Incremental Term Loans and Additional Incremental Term Loans shall be determined by the Borrower and the lenders thereof and (iii) Incremental Term Loans and Additional Incremental Term Loans may be made available in any Incremental Currency; provided, further, that, as of the date of the incurrence of the Incremental Term Loans or Additional Incremental Term Loans, as the case may be, the Weighted Average Life to Maturity of the Incremental Term Loans or Additional Incremental Term Loans, as applicable, shall not be shorter than that of the Term Loans. Each notice from the Borrower and/or Other Incremental Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Additional Incremental Term Loans, as applicable. Incremental Term Loans and Additional Incremental Term Loans may be made by any existing Lender (and each existing Term Lender will have the right, but not an obligation, to make a portion of any Incremental Term Loan or Additional Incremental Term Loan on terms permitted in this Section 2.15 and otherwise on terms reasonably acceptable to the Administrative Agent) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”). Commitments in respect of Incremental Term Loans and Additional Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, the Incremental Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section (including, without limitation, such amendments to take into account the accession of an Incremental Borrower to this Agreement and an Incremental Currency other than the Dollars or Canadian Dollars) including, without limitation, the amendments described in Section 2.15(b). If any Incremental Term Loans or Additional Incremental Term Loans are incurred by an Other Incremental Borrower other than the Borrower, the Borrower shall guaranty such Loans pursuant to a guaranty consistent with the form of Guaranty provided on the Closing Date. The effectiveness of (and, in the case of any Incremental Amendment for an Incremental Term Loan or an Additional Incremental Term Loan, the borrowing under) any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. The Borrower and/or Incremental Borrower will use the proceeds of the Incremental Term Loans and Additional Incremental Term Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans or Additional Incremental Term Loans unless it so agrees.

(b) If an Incremental Borrower is a direct or indirect holding company of the Borrower, the Incremental Amendment shall provide, among other things, that:

(i) all financial covenants, incurrence tests and other provisions calculated prior to such Incremental Amendment by reference to the financial performance or circumstance of the Borrower and its Restricted Subsidiaries (including without limitation Capital

Expenditure, Capitalized Software Expenditures, Consolidated EBITDA, Consolidated Interest Expense, Consolidated Lease Expense, Consolidated Senior Secured Debt, Consolidated Total Debt, Consolidated Working Capital, Cumulative Excess Cash Flow and Excess Cash Flow) shall be, immediately following such Incremental Amendment, calculated by reference to the financial performance or circumstance of such Incremental Borrower and its Restricted Subsidiaries provided that it is understood and agreed that (A) the applicable maximum or minimum financial ratios or amounts shall not be amended and (B) such covenants, incurrence tests and other calculations shall be determined without giving effect to the Holdings Loans or any other Indebtedness of Holdings not guaranteed by any other Loan Party;

(ii) solely in connection with consummation of an acquisition previously identified to the Administrative Agent and the financing thereof, (A) for purposes of Sections 7.02(j)(ii), 7.03(u)(ii) and 7.03(v)(ii) the incurrence tests set forth therein shall be calculated as if the Holding Loans were Second Lien Loans of the Borrower at such time, (B) the ratio set forth in the definition of Senior Secured Incurrence Test shall be deemed to be 7.25:1.00 and (C) the ratio set forth in Section 7.03(u)(ii) shall be deemed to be 7.25:1.00;

(iii) save as provided in this Section 2.15(b) or as the context otherwise requires (A) references to the Borrower in this Agreement immediately prior to such Incremental Amendment shall include, from and after the effectiveness of such Incremental Amendment, such Incremental Borrower, and (B) if such Incremental Borrower is a holding company of Holdings, references to Holdings in this Agreement immediately prior to such Incremental Amendment shall mean, from and after the effectiveness of such Incremental Amendment, such Incremental Borrower or the holding company of such Incremental Borrower;

(iv) Holdings, the Borrower, such Incremental Borrower (and any other Intermediate Holding Company) and the other Loan Parties shall enter into such Loan Documents and take such action to ensure, among other things, that the requirements set forth in the definition of “Collateral and Guarantee Requirement” are and continue to be satisfied immediately following such Incremental Amendment, including without limitation (A) guaranteeing the Obligations and (B) securing the Obligations and Guarantees by a first-priority security interest in the Equity Interests of the Borrower, such Incremental Borrower (and establishing a holding company of such Incremental Borrower if required for this purpose) and each Intermediate Holding Company;

(v) except as set forth in clause (b)(i) above, all representations and warranties, covenants and Events of Default contained in this Agreement applicable to the Borrower (immediately prior to such Incremental Amendment) and its Subsidiaries or Restricted Subsidiaries on a consolidated basis shall be modified to apply to such Incremental Borrower and its Subsidiaries and Restricted Subsidiaries, as the case may be, on a consolidated basis unless otherwise mutually determined by the Administrative Agent and the Borrower; and

(vi) references in this Agreement and the other Loan Documents to Holdings, the Borrower and an Intermediate Holding Company shall be modified to be references to such Incremental Borrower to the extent appropriate as mutually determined by the Administrative Agent and the Borrower.

(c) This Section 2.15 shall supersede any provisions in Section 2.14 or 10.01 to the contrary.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

Section 3.01 Taxes.

(a) Except as provided in this Section 3.01, any and all payments by the Borrower (the term Borrower under Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding the Excluded Taxes (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower or any Guarantor shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Guarantor shall make such deductions, (iii) the Borrower or Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Borrower shall furnish to such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, the Borrower shall indemnify such Agent and such Lender for any Taxes that may become payable by such Agent or such Lender arising out of such failure.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document excluding, in each case, such amounts that result from an Assignment and Assumption, grant of a Participation, transfer or assignment to or designation of a new Applicable Lending Office or other office for receiving payments under any Loan Document, except to the extent that any such change is requested in writing by the Borrower (all such non-excluded taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable and paid under this Section 3.01) payable by such Agent and such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Such Agent or Lender, as the case may be, will, at the Borrower’s request, (A) provide the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts or (B) have the amount of such Taxes or Other Taxes verified by an independent account. Payment under this Section 3.01(c) shall be made within ten (10) days after the date such Lender or such Agent makes a demand therefor.

(d) If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrower, net of all reasonable out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(e) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c).

(f) Each Lender as at the date hereof, other than Lloyds TSB Bank plc in its capacity as a Revolving Credit Lender, represents and warrants that it is a Qualifying Canadian Lender in respect of all payments made by the Borrower to such Lender (other than as a Term Lender hereunder); any Lender, other than Lloyds TSB Bank plc in its capacity as a Revolving Credit Lender, who is not, or who for any reason ceases to be, a Qualifying Canadian Lender in respect of all payments to be made by the Borrower to such Lender (other than as a Term Lender) hereunder, shall forthwith use reasonable efforts to notify the Administrative Agent and the Borrower in writing of such status in a form satisfactory to the Borrower acting reasonably (except upon the occurrence or during the continuance of an Event of Default). Each Lender shall use reasonable efforts to deliver from time to time upon the written request of the Borrower or the Administrative Agent, such documentation or certification as may reasonably be requested by the Borrower or the Administrative Agent to determine whether, and to what extent, payments to be made by the Borrower hereunder are subject to any withholding or deduction; provided, that, nothing in this Section 3.01(e) shall require a

Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations). Notwithstanding any other provision hereof, the Borrower shall have no obligation to pay any additional amounts pursuant to this Section 3.01 to any Revolving Credit Lender that is not a Qualifying Canadian Lender or in respect of any time after which any such Revolving Credit Lender that is a Qualifying Canadian Lender has ceased to maintain its status as a Qualifying Canadian Lender, except (i) in the event that the Revolving Credit Lender has ceased to maintain its status as a Qualifying Canadian Lender due to a Change of Law, (ii) upon the occurrence or during the continuance of an Event of Default or (iii) additional amounts payable to Lloyds TSB Bank plc with respect to Lloyds Non-Excluded Taxes.

(g) Any Lender (other than a Lender in its capacity as a Term Lender) that is a Qualifying Canadian Lender under (a)(ii) of the definition of “Qualifying Canadian Lender” in Section 1.01 (i) (A) shall designate, for the purpose and throughout the term of this Agreement, an office of such Lender in Canada as its Applicable Lending Office; (B) represents and warrants that, as of the date such Lender becomes a party to this Agreement, it is an Authorized Foreign Bank; (C) covenants and agrees that at all material times, other than by reason of a change in treaty, law, rule or regulation occurring after the date of this Agreement (1) such Lender will continue to be an Authorized Foreign Bank, (2) each amount owing to such Lender will be a Canadian Banking Business Asset, and (3) such Lender will record such Canadian Banking Business Asset and any income thereon in all financial statements for its Canadian Banking Business that are filed (or required to be filed) with the Office of the Superintendent of Financial Institutions Canada, and will include in its income for a taxation year from the Canadian Banking Business any income in respect of that Canadian Banking Business Asset; and (ii) shall, upon request, provide the Borrower and Administrative Agent with such documentation as may be reasonably necessary to establish the Lender’s entitlement to an exemption from Canadian withholding tax on payments hereunder (but only so long as such Lender is or remains lawfully entitled to do so). Each Lender that is an Authorized Foreign Bank at the date such Lender becomes a party to this Agreement or makes an applicable Loan shall promptly notify the Borrower in writing upon becoming aware that it is not in compliance with this Section 3.01(g).

Section 3.02 Illegality.

(a) If any Lender determines that any Law has made it unlawful, or that any Governmental Authority that is a court, statutory board or commission has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, to determine or charge interest rates based upon the Eurocurrency Rate or to maintain or fund Loans by way of Banker’s Acceptance as contemplated by this Agreement, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) in respect of Eurocurrency Rate Loans, (A) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist, (B) upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay in the case of Eurocurrency Rate Loans that have become unlawful or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans, (C) upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05 and (ii) in respect of Bankers Acceptances, (A) the commitment of such Lender hereunder to make Loans by way of a Bankers Acceptances shall forthwith be cancelled and (B) the full face amount of such Lender’s Bankers Acceptances shall be repaid in full on the last day of the then current maturity dates with respect to such Bankers Acceptances (or within such earlier period as shall be required by law) or if not so repaid, then the full face amount thereof shall be converted to Canadian Prime Rate Loans. Each Lender agrees to designate a different Applicable Lending Office if such designation will avoid the need for any such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

(b) If any provision of this Agreement or any of the other Loan Documents would obligate the Borrower to make any payment of interest with respect to any of the Revolving Credit Exposure or other amount payable to the Administrative Agent or any Revolving Credit Lender in an amount or calculated at a rate which would be prohibited by any Law or would result in a receipt by the Administrative Agent or such Revolving Credit Lender of interest with respect to its Revolving Credit Exposure at a criminal rate (as such terms are construed under any applicable law, including the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by any applicable law or so result in a receipt by the Administrative Agent or such Revolving Credit Lender of interest with respect to its Revolving Credit Exposure at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(i) first, by reducing the amount or rates of interest required to be paid to the Administrative Agent or the affected Revolving Credit Lender under Section 2.09 and the amount or rate of discounts required to be applied to BA Instruments under Section 2.03; and

(ii) thereafter, by reducing any fees (including any Drawing Fee), commissions, premiums and other amounts required to be paid to the Administrative Agent or the affected Revolving Credit Lender which would constitute interest with respect to the Revolving Credit Exposure for purposes of any applicable law, including Section 347 of the Criminal Code (Canada).

Section 3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) If any Lender determines that as a result of the introduction of or any Change in Law or a change in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan (other than a Base Rate Loan or Canadian Prime Rate Loan or BA Equivalent Note) or issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes covered by Section 3.01, (ii) the imposition of, or any change in the rate of, any taxes imposed on or measured by net income (including branch profits) and franchise (and similar) taxes imposed in lieu of net income taxes payable by such Lender, or (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Applicable Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Subject to Section 3.06(b), failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

Section 3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than a Base Rate Loan or Canadian Prime Rate Loan) on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section 3.06 Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Sections 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurocurrency Rate Loans from one

Interest Period to another, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Eurocurrency Rate Loan from one Interest Period to another, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted to Eurocurrency Rate Loans, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

Section 3.07 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under

Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, as applicable, and (ii) deliver Notes, if any, evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, as applicable, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, the assignor Lender shall deliver to the assignee Lender the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer, or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

Section 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

Conditions Precedent to Credit Extensions

Section 4.01 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent except as otherwise agreed between the Borrower and the Administrative Agent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement and the Guaranty;

(ii) a Note executed by the Borrower in favor of each Lender that has requested a Note at least five (5) Business Days in advance of the Closing Date;

(iii) executed counterparts of the Intercreditor Agreement;

(iv) each Collateral Document set forth on Schedule 1.01A required to be executed on the Closing Date (other than the U.S. Intellectual Property Security Agreement) as indicated on such schedule, duly executed by each Loan Party thereto, together with (except as provided in such Collateral Documents);

(A) certificates, if any, representing the pledged equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the pledged debt referred to therein endorsed in blank;

(B) to the extent required under the Collateral and Guarantee Requirement, opinions of local counsel for the Loan Parties in the provinces in which the Mortgaged Properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent; and

(C) evidence that all other actions, recordings and filings that the Administrative Agent or Collateral Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent and Collateral Agent;

(v) such certificates (including a certificate substantially in the form of Exhibit K) of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(vi) an opinion from Simpson Thacher & Bartlett LLP, New York, counsel to the Loan Parties, substantially in the form of Exhibit H-1;

(vii) an opinion from each of Fasken Martineau DuMoulin LLP and Burnet, Duckworth & Palmer LLP, each Canadian counsel to the Loan Parties, substantially in the form of Exhibit H-2 and Exhibit H-3, respectively;

(viii) a certificate signed by a Responsible Officer of the Borrower certifying that since March 31, 2007 there has been no Closing Date Material Adverse Effect;

(ix) a certificate attesting to the Solvency of the Loan Parties (taken as a whole) on the Closing Date after giving effect to the Transaction, from the Chief Financial Officer of the Borrower;

(x) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent and Collateral Agent has been named as loss payee and additional insured under each insurance policy with respect to such insurance as to which the Administrative Agent shall have requested to be so named;

(xi) a Committed Loan Notice, Drawing Notice or Letter of Credit Application, as applicable, relating to the initial Credit Extension;

(xii) copies of a recent Lien, judgment, patent and trademark search in each jurisdiction reasonably requested by the Collateral Agent with respect to the Loan Parties; and

(xiii) good standing certificates or certificates of status, as applicable and bring-down telegrams or facsimiles, for each Loan Party.

(b) All fees and expenses required to be paid hereunder and invoiced prior to the Closing Date shall have been paid in full in cash or will be paid on the Closing Date out of the initial Credit Extension.

(c) Prior to or simultaneously with the initial Credit Extension, (i) the Equity Contribution shall have been consummated and (ii) the Acquisition shall be consummated in accordance with the terms of the Purchase Agreement (without giving effect to any amendments or waivers thereto that are materially adverse to the Lenders without the reasonable consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed)).

(d) To the extent Equity Interests other than common Equity Interests were issued in connection with the Equity Contribution, such issuance shall be on terms and conditions, and pursuant to documentation, reasonably satisfactory to the Administrative Agent to the extent material to the interests of the Lenders.

(e) The Shareholder Loans shall be on terms and conditions, and pursuant to documentation, reasonably satisfactory to the Administrative Agent to the extent material to the interests of the Lenders.

(f) The Administrative Agent shall have received (i) the Audited Financial Statements and the audit report for such financial statements, (ii) the Pro Forma Financial Statements.

(g) all Indebtedness of the Borrower and its Subsidiaries under the Existing Credit Agreement shall have been repaid in full, together with all fees and other amounts owing thereon, all commitments under the Existing Credit Agreement shall have been terminated and (except with respect to the Existing Letters of Credit as provided in Section 2.04(a)) all letters of credit issued pursuant to the Existing Credit Agreements shall have been terminated or incorporated into this Agreement, all as set forth in the respective payoff letters from each of the respective agents for the Existing Credit Agreement.

Section 4.02 Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans or BA Instruments) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document (except, in the case of the initial Credit Extensions, the representations contained in Sections 5.03, 5.05, 5.06, 5.07, 5.08, 5.09, 5.10, 5.11, 5.13, 5.14, 5.15, and 5.16 and in any other Loan Document, it being understood and agreed that such non-excluded representations are the only representations being made by the Borrower on the Closing Date) shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants to the Agents and the Lenders that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each other Restricted Subsidiary (a) is a Person duly incorporated, amalgamated, organized or formed, and validly existing and in good standing under the Laws of the jurisdiction of its incorporation, amalgamation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) (i) The Audited Financial Statements and Unaudited Financial Statements fairly present in all material respects the financial condition of the Business as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise disclosed to the Administrative Agent prior to the Closing Date.

(ii) The unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2007 (including the notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of operations of the Borrower and its Subsidiaries for the 12 month period ending on June 30, 2007 (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared giving effect (as if such events had occurred on such date or at the beginning of such periods, as the case may be) to the Transaction and each material acquisition by the Borrower or any of its Subsidiaries consummated after March 31, 2007 and prior to the Closing Date. The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its Subsidiaries as at June 30, 2007 and their estimated results of operations for the periods covered thereby, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of the periods covered thereby.

(b) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c) The forecasts of consolidated balance sheets, income statements and cash flow statements of the Business for each fiscal year ending after the Closing Date until the seventh anniversary of the Closing Date, copies of which have been furnished to the Administrative Agent prior to the Closing Date in a form reasonably satisfactory to it, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

Section 5.06 Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Restricted Subsidiary or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07 Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good and defensible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08 Environmental Compliance.

(a) There are no pending or, to the knowledge of the Borrower, threatened claims, actions, suits, or proceedings by or against the Borrower or any Subsidiary alleging potential liability or responsibility for violation of, or otherwise relating to, any applicable Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any other Subsidiary or, to its knowledge, on any property formerly owned or operated by any Loan Party or any other Restricted Subsidiary; (ii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any other Subsidiary; and (iii) Hazardous Materials have not been released, discharged or disposed of by any of the Loan Parties or any other Subsidiary at any location in a manner which would give rise to liability under applicable Environmental Laws.

(c) The properties currently or formerly owned, leased or operated by the Borrower and its Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, applicable Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) Neither the Borrower nor any of its Subsidiaries is undertaking, or has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site or location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any applicable Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials transported from any property currently or formerly owned or operated by any Loan Party or any other Subsidiary for off-site disposal have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties nor any other Subsidiary has contractually assumed any liability or obligation under or relating to any applicable Environmental Law.

(g) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the Loan Parties and each other Subsidiary and their respective businesses, operations and properties are and have been in compliance with all applicable Environmental Laws.

Section 5.09 Taxes. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and each Restricted Subsidiary have timely filed all federal, provincial, state, municipal, foreign and other tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

Section 5.10 Compliance with ERISA. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

Section 5.11 Subsidiaries; Equity Interests. As of the Closing Date, neither the Borrower nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests in the Borrower and the Material Subsidiaries have been validly issued, are fully paid and nonassessable and all Equity Interests owned by Holdings or any other Loan Party are owned free and clear of all Liens except (i) those created under the Collateral Documents and the Second Lien Loan Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.11 sets forth the name and jurisdiction of organization of each Subsidiary, (b) sets forth the ownership interest of Holdings, the Borrower and any of their Subsidiaries in each of their Subsidiaries, including the percentage of such ownership and (c) identifies each Person the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

Section 5.12 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.

(b) None of the Borrower, any Person Controlling the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.13 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.14 Intellectual Property; Licenses, Etc. Each of the Loan Parties and the other Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Borrower, without violation of the rights of any Person, except to the extent such violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no such IP Rights infringe upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any such IP Rights, is pending or, to the knowledge of the Borrower, threatened against any Loan Party or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.15 Solvency. On the Closing Date after giving effect to the Transaction the Loan Parties, on a consolidated basis, are Solvent.

Section 5.16 Pension Plans.

(a) The Canadian Pension Plans are duly registered under the Tax Act (if required to be so registered) and any other applicable Laws which require registration, have been administered in accordance with their terms, the Tax Act and such other applicable Laws and no event has occurred which could reasonably be expected to cause the loss of such registered status or result in a full or partial termination of a Canadian Pension Plan, except, in each case, to the extent that any failure to do so, or any such occurrence, could not reasonably be expected to have a Material Adverse Effect. All material obligations of each of the Loan Parties and any Restricted Subsidiary (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. There are no outstanding disputes concerning the assets of the Canadian Pension Plans or Canadian Benefit Plans that could reasonably be expected to have a Material Adverse Effect. All contributions or premiums required to be made or paid by each of the Loan Parties and any Restricted Subsidiary to the Canadian Pension Plans or Canadian Benefit Plans have been made on a timely basis in accordance with the terms of such plans and all applicable Laws, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans that could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Canadian Pension Plan provides for pension benefit accruals on a defined benefit basis.

(b) Except where noncompliance would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, and (ii) no Loan Party nor any other Restricted Subsidiary have incurred any obligations in connection with the termination of or withdrawal from any Foreign Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of a Loan Party or other Restricted Subsidiary (based on the actuarial assumptions used for purposes of the applicable jurisdiction’s financial reporting requirements), did not exceed the current value of the assets of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit or Acceptance shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

Section 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) as soon as available, but in any event within one hundred and twenty (120) days after the end of the first fiscal year ending after the Closing Date and within ninety (90) days after the end of each subsequent fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards;

(b) as soon as available, but in any event within forty-five (45) days (or, solely in the case of the first three full fiscal quarters ending after the Closing Date, within sixty (60) days) after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (commencing with the first full fiscal quarter ended after the Closing Date), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes; and

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and (b) above (i) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements, and (ii) the same consolidated financial statements prepared in accordance with the Accounting Principles, together with a reconciliation statement of GAAP against the Accounting Principles.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower that holds all of the Equity Interests of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC or any comparable continuous disclosures made under the Ontario Securities Act; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or such parent), on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of KPMG LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries having an aggregate outstanding principal amount greater than the Threshold Amount or pursuant to the terms of the Second Lien Loan Documents, in each case, so long as the aggregate outstanding principal amount thereunder is greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(d) together with the delivery of the financial statements pursuant to Section 6.01(a) and each Compliance Certificate pursuant to Section 6.02(a), (i) a report setting forth the information required by Sections 3.03(c) of the Security Agreement and Section 4.2 of the Canadian Security Agreement or confirming that there has been no change in such information since the Closing Date or the date of the last Compliance Certificate), (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment or an Offer to Prepay under Section 2.06(b), (iii) a list of Subsidiaries that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list and (iv) such other information required by the Compliance Certificate;

(e) No later than ninety (90) days following the first day of each fiscal year of the Borrower (commencing with the fiscal year of the Borrower beginning on April 1, 2008), a budget for such fiscal year in form customarily prepared by the Borrower; and

(f) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding the foregoing, the Borrower shall deliver originally executed Compliance Certificates to the Administrative Agent (in addition to the electronic copies pursuant to the foregoing). Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.03 Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto; and

(b) any litigation or governmental proceeding (including without limitation pursuant to any applicable Environmental Laws) pending against the Borrower or any of the Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

Section 6.04 [Reserved].

Section 6.05 Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in the case of clause (a) and (b), (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or 7.05.

Section 6.06 Maintenance of Properties. Except if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

Section 6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

Section 6.08 Compliance with Laws. Comply in all respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including without limitation Environmental Laws and ERISA), except if the failure to comply therewith could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

Section 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 6.11 Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) upon the formation or acquisition of any new direct or indirect wholly-owned Subsidiary (in each case, other than an Unrestricted Subsidiary or an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 6.14 of any existing direct or indirect wholly-owned Subsidiary as a Restricted Subsidiary or any wholly-owned Subsidiary becoming a Material Subsidiary:

(i) within forty-five (45) days after such formation, acquisition, designation or occurrence or such longer period as the Administrative Agent may agree in its reasonable discretion:

(A) cause each such Domestic Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of the Material Real Properties owned by such Restricted Subsidiary in detail reasonably satisfactory to the Administrative Agent;

(B) cause each such Domestic Subsidiary or U.S. Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) Mortgages, Security Agreement Supplements and other security agreements and documents (including without limitation the Intercreditor Agreement and, with respect to Mortgages, the documents listed in Section 6.13(b)), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (consistent with the Mortgages, Security Agreement and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and instruments evidencing the intercompany Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent; and

(D) take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including, in the case of Domestic Subsidiaries and U.S. Subsidiaries, the recording of Mortgages, the filing of PPSA financing statements and delivery of stock and membership interest certificates) may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law); and

(ii) as promptly as practicable after the request therefor by the Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, surveys or environmental assessment reports.

(b) (i) the Borrower shall provide the security interests and Guarantees set forth on Schedule 1.01A on or prior to the dates corresponding to such security interests and Guarantees set forth on Schedule 1.01A; and

(ii) after the Closing Date, promptly after the acquisition of any Material Real Property (other than leasehold interests) by any Loan Party, if such Material Real Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such real property to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Collateral Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in Section 6.13(b) and shall, within thirty (30) days (or forty-five (45) days with respect to any such acquisition by a Foreign Subsidiary) after the request therefor by the Administrative Agent or the Collateral Agent (or such longer period as the Administrative Agent may agree in its sole discretion), deliver to the Administrative Agent and the Collateral Agent a signed copy of an opinion of local counsel for such Loan Party in the jurisdiction of such Material Real Property, addressed to the Administrative Agent and the Collateral Agent and the other Secured Parties and reasonably acceptable to the Administrative Agent.

Section 6.12 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, in a manner consistent with the uses set forth in the preliminary statements to this Agreement.

Section 6.13 Further Assurances and Post-Closing Conditions.

(a) Promptly upon reasonable request by the Administrative Agent or the Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b) In the case of any Material Real Property (other than leasehold interests), provide the Collateral Agent with Mortgages and otherwise satisfy the applicable Collateral and Guarantee Requirements with respect to such owned real property within thirty (30) days (or such longer period as the Collateral Agent may agree in its sole discretion) of the acquisition of such real property in each case together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(ii) Mortgage Policies in form and substance, with endorsements and in amounts, reasonably acceptable to the Collateral Agent (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Collateral Agent, insuring the Mortgages (other than Mortgages in Alberta) to be valid subsisting Liens on the property described therein, free and clear of all defects and encumbrances, subject to Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Collateral Agent may reasonably request;

(iii) opinions of local counsel for the Loan Parties in states or provinces in which the real properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Collateral Agent; and

(iv) such other evidence that all other actions that the Administrative Agent and the Collateral Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken.

Section 6.14 Designation of Subsidiaries.

(a) Subject to Section 6.14(b) below, the board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the net book value of the Borrower’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(b) The Borrower may not (x) designate any Restricted Subsidiary as an Unrestricted Subsidiary, or (y) designate an Unrestricted Subsidiary as a Restricted Subsidiary, in each case unless:

(i) no Default or Event of Default exists or would result therefrom;

(ii) the Senior Secured Incurrence Test (calculated on a Pro Forma Basis) would be satisfied immediately after giving effect to such designation; and

(iii) in the case of clause (x) only, (A) the Subsidiary to be so designated does not (directly, or indirectly through its Subsidiaries) own any Equity Interests or Indebtedness of, or own or hold any Lien on any property of, the Borrower or any Restricted Subsidiary, and (B) neither the Borrower nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Indebtedness that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its stated maturity upon the occurrence of a default with respect to any Indebtedness, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary).

Section 6.15 Post-Closing Matters. To the extent such items have not been delivered as of the Closing Date, within ninety (90) days after the Closing Date, unless waived or extended by the Administrative Agent in its sole discretion, the applicable Loan Party shall deliver to the Collateral Agent, with respect to the Mortgaged Properties listed on Schedule 6.15, (and save as provided therein) the following:

(i) duly executed and acknowledged Mortgages, financing statements and other instruments meeting the requirements of Section 4.01(a)(iv);

(ii) a title policy meeting the requirements of Section 4.01(a)(x);

(iii) evidence of payment of all applicable title insurance premiums, mortgage recording taxes, fees, charges, costs and expenses required for the recording of each Mortgage and issuance of the title policies as required by Section 4.01(a)(iv)(C); and

(iv) favorable written opinions of local counsel in the provinces in which each such Mortgaged Property is located and any related fixture filings as required by Section 4.01(a)(iv)(B).

Section 6.16 Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Borrower or any of the Restricted Subsidiaries not otherwise permitted under this Agreement; provided that neither the Borrower nor any of the Restricted Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

Section 6.17 End of Fiscal Years; Fiscal Quarters. The Borrower will cause (i) its fiscal year to end on March 31 of each calendar year and (ii) its fiscal quarters to end on March 31, June 30, September 30 and December 31 of each calendar year, in each case unless otherwise approved by the Administrative Agent.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit or Acceptance shall remain outstanding, the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly:

Section 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens pursuant to the Second Lien Loan Documents; provided that such Liens are subject to the terms of the Intercreditor Agreement;

(c) Liens existing on the date hereof; provided that any Lien securing Indebtedness in excess of (x) $500,000 individually or (y) $1,500,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (c) that are not listed on Schedule 7.01(c)) shall only be permitted to the extent such Lien is listed on Schedule 7.01(c);

(d) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(f) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(g) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(h) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower or any Material Subsidiary and any exception on the title polices issued in connection with the Mortgaged Property;

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(j) Liens securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(k) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Material Subsidiary, taken as a whole, or (ii) secure any Indebtedness;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(m) Liens (i) of a collection bank (including those arising under Section 4-210 of the Uniform Commercial Code) on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry;

(n) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(j) or (o) to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(o) Liens on property of any Non-Loan Party Subsidiary securing Indebtedness incurred pursuant to Section 7.03(t) or (v);

(p) Liens in favor of the Borrower or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03(e);

(q) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the date hereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(f) or (h);

(r) any interest or title of a lessor or sublessor under leases or subleases entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(t) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(u) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(v) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(w) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(x) Liens arising from precautionary Uniform Commercial Code or PPSA financing statement filings;

(y) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(z) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any Material Subsidiary;

(aa) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(bb) Liens securing letters of credit in a currency other than Dollars or Canadian Dollars permitted under Section 7.03(p) in an aggregate amount at any time outstanding not to exceed $15,000,000;

(cc) Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing;

(dd) Liens on assets of Restricted Subsidiaries that are not Loan Parties securing Indebtedness permitted pursuant to Section 7.03(n), (p) or (t);

(ee) Liens on the Collateral (but not any other assets) securing Indebtedness permitted under Section 7.03(v); provided, that, to the extent such Liens are contemplated to be junior to the Liens securing the Obligations, such Liens shall be subject to an intercreditor agreement on customary terms;

(ff) the modification, replacement, renewal or extension of any Lien permitted by clauses (c), (j) and (q) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03; and

(gg) other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $15,000,000.

Section 7.02 Investments. Make any Investments, except:

(a) Investments by the Borrower or a Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors and employees of Holdings (or any direct or indirect parent thereof), any Intermediate Holding Company, the Borrower or its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof or after a Qualifying IPO, any Intermediate Holding Company or the Borrower) (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $5,000,000;

(c) asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(d) Investments (i) by any Loan Party in any other Loan Party, (ii) by any Non-Loan Party in any other Non-Loan Party that is a Restricted Subsidiary, (iii) by any Non-Loan Party in any Loan Party, (iv) by any Loan Party in any Non-Loan Party that is a

Restricted Subsidiary; provided that all such Investments pursuant to this clause (iv) shall be in the form of intercompany loans and evidenced by notes that have been pledged (individually or pursuant to a global note) to the Collateral Agent for the benefit of the Lenders (provided that in order to comply with the laws and regulations of a jurisdiction where such Non-Loan Party is located or organized, Investments in an aggregate amount not to exceed $35,000,000 at any one time outstanding may be structured as an equity contribution or otherwise in a form other than an intercompany loan);

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(f) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively;

(g) Investments consisting of any modification, replacement, renewal, reinvestment or extension of any Investment existing on the date hereof; provided that the amount of any Investment permitted pursuant to this Section 7.02(g) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;

(h) Investments in Swap Contracts permitted under Section 7.03;

(i) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(j) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Borrower (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(j) (each, a “Permitted Acquisition”) (i) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default shall have occurred and be continuing; and (ii) after giving Pro Forma Effect to any such purchase or other acquisition, (A) the Senior Secured Incurrence Test would be satisfied, (B) the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis) in effect immediately after such purchase or other acquisition shall be no greater than the Senior Secured Leverage Ratio in effect immediately prior to such purchase or other acquisition or (C) the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis) in effect immediately after such purchase or other acquisition does not exceed the Senior Secured Leverage Ratio as of the Closing Date;

(k) the Transaction;

(l) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(m) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n) loans and advances to the Borrower (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other such loans or advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to the Borrower (or such direct or indirect parent) in accordance with Section 7.06(f) or (g);

(o) so long as immediately after giving effect to any such Investment no Default has occurred and is continuing, other Investments that do not exceed $40,000,000 in the aggregate, net of any return representing return of capital in respect of any such investment and valued at the time of the making thereof; provided that such amount shall be increased by (i) the Net Cash Proceeds of Permitted Equity Issuances that are Not Otherwise Applied and (ii) the Available Amount that is Not Otherwise Applied; provided, further, that the aggregate amount of such $40,000,000 that may be used for the designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall not exceed $20,000,000, plus any return representing the return of capital in respect of any such Unrestricted Subsidiary and valued at the time of the making of any such designation;

(p) advances of payroll payments to employees in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Holdings (or of the Borrower or any Intermediate Holding Company or any direct or indirect parent of Holdings after a Qualifying IPO of the Borrower, such Intermediate Holding Company or such direct or indirect parent of Holdings, as the case may be);

(r) Investments held by a Restricted Subsidiary acquired after the Closing Date or of a corporation merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(s) Guarantee Obligations of the Borrower or any Restricted Subsidiary in respect of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(t) (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person; provided, however, that any such Investment in a Securitization Subsidiary is in the form of a contribution of additional Securitization Assets or of equity in connection with a Qualified Securitization Financing, and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(u) Investments constituting the non-cash portion of consideration received in a Disposition permitted by Section 7.05;

(v) the transfer of the Calgary Property by the Borrower or any Restricted Subsidiary to the Calgary SPV; and

(w) Investments of cash by the Borrower or any Restricted Subsidiary into the Calgary SPV, so long as the aggregate amount of such Investments (including for this purpose Investments of cash by the Borrower or any Restricted Subsidiary in the Calgary Property prior to the time the Calgary Property is transferred to the Calgary SPV) do not exceed $20,000,000.

Section 7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Borrower and any of its Subsidiaries under the Loan Documents;

(b) Indebtedness of the Borrower and any of its Subsidiaries under the Second Lien Loan Documents and any Permitted Refinancing thereof;

(c) (i) Indebtedness outstanding on the date hereof and listed on Schedule 7.03(c) and any Permitted Refinancing thereof and (ii) intercompany Indebtedness outstanding on the date hereof;

(d) Guarantee Obligations of the Borrower and its Restricted Subsidiaries in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder (except that a Restricted Subsidiary that is not a Loan Party may not, by virtue of this Section 7.03(d), guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 7.03); provided that, if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee Obligation shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(e) Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the subordination terms set forth in Section 5.03(b) of the Security Agreement;

(f) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within two hundred and seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement, (ii) Attributable Indebtedness arising out of Permitted Sale Leasebacks and (iii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii); and provided, further, that the aggregate principal amount of Indebtedness (including without limitation Attributable Indebtedness) under this Section 7.03(f) does not exceed $50,000,000;

(g) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(h) Indebtedness assumed in connection with any Permitted Acquisition, provided that (x) such Indebtedness (i) was not incurred in contemplation of such Permitted Acquisition, (ii) is secured only by the assets acquired in the applicable Permitted Acquisition (including any acquired Equity Interests), (iii) the only obligors with respect to any Indebtedness incurred pursuant to this clause (h) shall be those Persons who were obligors of such Indebtedness prior to such Permitted Acquisition, and (y) both immediately prior and after giving effect thereto no Default shall exist or result therefrom;

(i) Indebtedness representing deferred compensation to employees of the Borrower (or any direct or indirect parent of the Borrower) and its Restricted Subsidiaries incurred in the ordinary course of business;

(j) Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) permitted by Section 7.06;

(k) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(l) Indebtedness consisting of obligations of the Borrower or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(m) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts incurred in the ordinary course;

(n) Indebtedness in an aggregate principal amount not to exceed $50,000,000 at any time outstanding; provided that the aggregate principal amount of such Indebtedness incurred by Non-Loan Parties Subsidiaries pursuant to this clause (n), when aggregated with the principal amount of Indebtedness incurred pursuant to clause (t) below and then outstanding, does not exceed the greater of $25,000,000 and 10% of Foreign Subsidiary Total Assets at any time;

(o) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, banker’s acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(q) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(r) Indebtedness incurred by a Securitization Subsidiary in connection with a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to the Borrower or any of its Restricted Subsidiaries;

(s) Indebtedness supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;

(t) Indebtedness incurred by a Non-Loan Party which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (t) and Section 7.03(n) by Non-Loan Parties and then outstanding, does not exceed the greater of $25,000,000 and 10% of Foreign Subsidiary Total Assets;

(u) unsecured Indebtedness of the Borrower or any Restricted Subsidiary; provided that both immediately prior and after giving Pro Forma Effect to such incurrence (i) no Default or Event of Default shall exist or result therefrom and (ii) either (A) the Total Leverage Ratio (calculated on a Pro Forma Basis) does not exceed 6.25:1.00 or (B) the Total Leverage Ratio (calculated on a Pro Forma Basis) shall be no greater than the Total Leverage Ratio in effect immediately prior to such incurrence or borrowing;

(v) other secured Indebtedness of the Borrower or any Restricted Subsidiary; provided that, (i) both immediately prior to and after giving effect thereto, no Default shall exist or result therefrom and (ii) after giving Pro Forma Effect to the incurrence of such Indebtedness either (A) the Senior Secured Incurrence Test (calculated on a Pro Forma Basis) would have been satisfied, or (B) the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis) would be no greater than the Senior Secured Leverage Ratio in effect immediately prior to such incurrence;

(w) Indebtedness of Holdings and the Borrower under the Shareholder Loan Documents; and

(x) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (w) above.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (x) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 7.03.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

Section 7.04 Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge or amalgamate with (i) the Borrower (including a merger or amalgamation, the purpose of which is to reorganize the Borrower in a new jurisdiction); provided that (x) the Borrower shall be the continuing or surviving Person, and (y) such merger or amalgamation does not result in the Borrower ceasing to be incorporated under the Laws of Canada or any province thereof or (ii) any one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Loan Party is merging or amalgamating with another Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b) (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party, (ii) (A) any Subsidiary may liquidate or dissolve, (B) any Subsidiary may change its legal form, in each case, if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders and (iii) the Borrower may change its legal form if it determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries, and the Administrative Agent reasonably determines it is not disadvantageous to the Lenders;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d) so long as no Default exists or would result therefrom, the Borrower may merge or amalgamate with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or amalgamation is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of Canada or any province or territory thereof, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or amalgamation, shall have by a supplement to the Guaranty confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Loan Party, unless it is the other party to such merger or amalgamation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or amalgamation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or amalgamation and such supplement to this Agreement or any other Loan Document comply with this Agreement; together with such other documents described in paragraph (d) of the definition of “Collateral and Guarantee Requirement” with respect to the Successor Borrower that the Administrative Agent may reasonably request provided further that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents;

(e) so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11;

(f) so long as no Default exists or would result therefrom and no material assets have been transferred to such Subsidiaries from the Borrower or any Subsidiary thereof from the Closing Date to the date of such dissolution or liquidation, the Subsidiaries listed on Schedule 7.04(f) may be dissolved or liquidated;

(g) the Acquisition may be consummated; and

(h) so long as no Default exists or would result therefrom, a merger, amalgamation, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05, may be effected.

Section 7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(b) Dispositions of inventory and immaterial assets in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial IP Rights to lapse or go abandoned in the ordinary course of business);

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d) Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e) Dispositions permitted by Sections 7.02, 7.04 and 7.06 and Liens permitted by Section 7.01;

(f) Permitted Sale Leasebacks;

(g) Dispositions in the ordinary course of business of Cash Equivalents;

(h) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(i) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(j) Dispositions of property not otherwise permitted under this Section 7.05; provided that the Borrower or its applicable Restricted Subsidiaries, as the case may be, has complied with Section 2.06(b)(ii) with respect thereto;

(k) Dispositions listed on Schedule 7.05(k) (“Scheduled Dispositions”);

(l) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) Dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(n) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(o) the unwinding of any Swap Contract pursuant to its terms;

(p) any Disposition of Securitization Assets to a Securitization Subsidiary; and

(q) the transfer of the Calgary Property by the Borrower to the Calgary SPV.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than the Borrower or any Restricted Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents (so long as such Collateral is also sold free and clear of the Liens created by the Second Lien Loan Documents), and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take and shall take any actions deemed appropriate in order to effect the foregoing.

Section 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) (i) the Borrower may (or may make Restricted Payments to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Equity Interests for another class of its (or such parent’s) Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests, provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby and (ii) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) Restricted Payments made on the Closing Date to consummate the Transaction;

(d) to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02, 7.04 or 7.08 (other than Section 7.08(f));

(e) repurchases of Equity Interests in the Borrower (or any direct or indirect parent thereof) or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f) the Borrower or any Restricted Subsidiary may pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of it or any direct or indirect parent thereof held by any future, present or former employee, director, officer or consultant (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries pursuant to any employee, management or director equity plan, employee, management or director stock option plan or any other employee, management or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer or consultant of Holdings (or any direct or indirect parent thereof), any Intermediate Holding Company, the Borrower or any Subsidiary; provided that cancellation of Indebtedness owing to the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries from members of management of the Borrower, any of the Borrower’s direct or indirect parent companies or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of any of the Borrower’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement.

(g) the Borrower and its Restricted Subsidiaries may make Restricted Payments to any direct or indirect holder of an Equity Interest in the Borrower:

(i) the proceeds of which will be used to pay the tax liability to each relevant jurisdiction attributable to the income of the Borrower or its Subsidiaries determined as if the Borrower and its Subsidiaries filed separately;

(ii) the proceeds of which shall be used to pay such equity holder’s operating costs and expenses incurred in the ordinary course of business, other corporate overhead costs and expenses and fees (including administrative, legal, accounting and similar expenses provided by third parties as well as trustee, directors and general partner fees) which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower and its Subsidiaries (including any reasonable and customary indemnification claims made by directors or officers of any direct or indirect parent of the Borrower attributable to the direct or indirect ownership or operations of the Borrower and its Subsidiaries) and fees and expenses otherwise due and payable by the Borrower or any Restricted Subsidiary and permitted to be paid by the Borrower or such Restricted Subsidiary under this Agreement;

(iii) the proceeds of which shall be used to pay franchise and excise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence;

(iv) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) the Borrower or such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be held by or contributed to a Restricted Subsidiary or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into it or a Restricted Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.11;

(v) the proceeds of which shall be used to pay customary costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement;

(vi) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries; and

(vii) the proceeds of which shall be used to pay (A) withholding taxes imposed in connection with the Shareholder Loans or (B) Canadian tax liability attributable to net interest income earned on the Shareholder Loans net of interest expense on loans made pursuant to the Holdings Credit Agreement which is deductible pursuant to paragraph 20(1)(c) of the Canadian Income Tax Act.

(h) the Borrower or any Restricted Subsidiary may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(i) the Borrower or any Restricted Subsidiary may pay any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(j) the declaration and payment of dividends on the Borrower’s common stock following the first public offering of the Borrower’s common stock or the common stock (or equivalent thereof) of any direct or indirect holders of Equity Interests in the Borrower after the Closing Date, of up to 6.0% per annum of the Net Cash Proceeds received by or contributed to the Borrower in or from any such public offering to the extent such Net Cash Proceeds are Not Otherwise Applied;

(k) the Borrower or any Restricted Subsidiary may make Restricted Payments in an amount equal to withholding or similar Taxes payable or expected to be payable by any future, present or former employee, director, manager or consultant (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(l) [Reserved];

(m) [Reserved];

(n) the Borrower may make additional Restricted Payments in an aggregate amount, together with the aggregate amount of (1) prepayments, redemptions, purchases, defeasances and other payments in respect of the Second Lien Term Loans, Shareholder Loans and/or Holdings Loans made pursuant to Section 7.09(a)(iii), and (2) loans and advances to any direct or indirect parent of the Borrower made pursuant to Section 7.02(n) in lieu of Restricted Payments permitted by this clause (n), not to exceed the sum of (i) (A) $15,000,000 at all times when the Senior Secured Leverage Ratio is greater than 4.00:1.00, or (B) $25,000,000 when the Senior Secured Leverage Ratio is less than or equal to 4.00:1.00, in each case determined on a Pro Forma Basis for the Restricted Payment, (ii) the aggregate amount of the Net Cash Proceeds of Permitted Equity Issuances that are Not Otherwise Applied and (iii) the Available Amount that is Not Otherwise Applied; and

(o) (i) after the fourth anniversary of the Closing Date, the Borrower may pay dividends to Holdings in an amount equal to regularly scheduled interest on the Holdings Loans accruing after such fourth anniversary, so long as (x) Holdings uses the proceeds of such dividends to pay such interest and (y) no Event of Default exists at the time of such dividends or (ii) at any time, the Borrower may pay dividends to Holdings to finance interest payments on the Shareholder Loans if such payments are funded from additional shareholder loans from Holdings to the Borrower.

Section 7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the date hereof or any business reasonably related or ancillary thereto.

Section 7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than

(a) transactions between or among the Borrower or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b) transactions on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c) the Transaction and the payment of fees and expenses related to the Transaction;

(d) the issuance of Equity Interests to any officer, director, employee or consultant of the Borrower or any of its Subsidiaries or any direct or indirect parent of the Borrower in connection with the Transaction;

(e) the payment of management and monitoring fees to the Sponsor in an aggregate amount in any fiscal year not to exceed the amount permitted to be paid pursuant to the Sponsor Management Agreement as in effect on the date hereof and any Sponsor Termination Fees not to exceed the amount set forth in the Sponsor Management Agreement as in effect on the date hereof and related indemnities and reasonable expenses;

(f) equity issuances, repurchases, redemptions, retirements or other acquisitions or retirements of Equity Interests by the Borrower or any Restricted Subsidiary permitted under Section 7.06;

(g) loans and other transactions by and among the Borrower and/or one or more Subsidiaries to the extent permitted under this Article VII;

(h) employment and severance arrangements between the Borrower or any of its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(i) payments by the Borrower (and any direct or indirect parent thereof) and its Restricted Subsidiaries pursuant to the tax sharing agreements among the Borrower (and any such direct or indirect parent thereof) and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(j) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Borrower and its Restricted Subsidiaries or any direct or indirect parent of the Borrower in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(k) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(l) dividends permitted under Section 7.06;

(m) customary payments by the Borrower and any Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of the Borrower in good faith;

(n) any Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing and any repurchase of Securitization Assets pursuant to a Securitization Repurchase Obligation; and

(o) the transfer of the Calgary Property to the Calgary SPV and Investments by the Borrower and its Restricted Subsidiaries in the Calgary SPV, in each case to the extent otherwise permitted hereunder.

Section 7.09 Prepayments, Etc. of Indebtedness.

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner the Second Lien Term Loans or the Holdings Loans (it being understood that payments of regularly scheduled interest and mandatory prepayments under the Second Lien Term Loans shall be permitted), or prepay, redeem, purchase, defease or otherwise satisfy in any manner (whether in cash or otherwise) the Shareholder Loans, or make any payment of cash interest on the Shareholder Loans, except (i) in the case of the Second Lien Term Loans only, the refinancing thereof with the Net Cash Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing) or the prepayment thereof with Declined Proceeds, (ii) in the case of Second Lien Term Loans only, the conversion of any Second Lien Term Loans to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents, (iii) prepayments, redemptions, purchases, defeasances and other payments in respect of the Second Lien Term Loans or the Holdings Loans prior to their scheduled maturity or the Shareholder Loans in an aggregate amount, together with the aggregate amount of Restricted Payments made pursuant to Section 7.06(n), not to exceed the sum of (A) (I) $15,000,000 at all times when the Senior Secured Leverage Ratio is greater than 4.00:1.00, or (II) $25,000,000 when the Senior Secured Leverage Ratio is less than or equal to 4.00:1.00, in each case determined on a Pro Forma Basis for the Restricted Payment, (B) the amount of the Net Cash Proceeds of Permitted Equity Issuances that are Not Otherwise Applied, and (C) the Available Amount that is Not Otherwise Applied and (iv) in the case of the Shareholder Loans only, (A) after the fourth anniversary of the Closing Date, the Borrower may make payments on the Shareholder Loans incurred by it in an amount equal to regularly scheduled interest on the Holdings Loans accruing after such fourth anniversary, so long as (x) Holdings uses the proceeds of such payments to pay such interest on the Holdings Loans and (y) no Event of Default exists at the time of such payment or (B) at any time, the Borrower may make interest payments to Holdings on the Shareholder Loans if such payments are funded by additional shareholder loans from Holdings to the Borrower.

(b) Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of the Second Lien Loan Documents, the Holdings Credit Agreement, the Shareholder Loan Documents or Section 4.7 of the Securityholders Agreement without the consent of the Administrative Agent.

Section 7.10 Total Leverage Ratio. Permit the Total Leverage Ratio for any Test Period set forth below to be greater than the ratio set forth opposite such Test Period below:

Test Period Ending	Ratio
June 30, 2008	8.95:1.00

September 30, 2008	8.95:1.00

December 31, 2008	8.75:1.00

March 31, 2009	8.50:1.00

June 30, 2009	8.25:1.00

September 30, 2009	8.00:1.00

December 31, 2009	7.75:1.00

March 31, 2010	7.50:1.00

June 30, 2010 to and including March 31, 2011	7.00:1.00

June 30, 2011 to and including March 31, 2012	6.75:1.00

June 30, 2012 to and including March 31, 2013	6.25:1.00

Thereafter	5.25:1.00

Section 7.11 Interest Coverage Ratio. Permit the Interest Coverage Ratio for any Test Period ending on the last day of a fiscal quarter set forth below to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio
June 30, 2008	1.10:1.00

September 30, 2008	1.10:1.00

December 31, 2008	1.15:1.00

March 31, 2009	1.20:1.00

June 30, 2009	1.20:1.00

September 30, 2009	1.20:1.00

December 31, 2009	1.25:1.00

March 31, 2010	1.30:1.00

June 30, 2010	1.30:1.00

September 30, 2010	1.30:1.00

December 31, 2010	1.30:1.00

March 31, 2011	1.30:1.00

June 30, 2011	1.35:1.00

September 30, 2011	1.35:1.00

December 31, 2011	1.35:1.00

Fiscal Quarter Ending	Ratio
March 31, 2012	1.35:1.00

June 30, 2012	1.40:1.00

September 30, 2012	1.40:1.00

December 31, 2012	1.40:1.00

March 31, 2013	1.40:1.00

Thereafter	1.50:1.00

ARTICLE VIII

Events of Default and Remedies

Section 8.01 Events of Default. Any of the following events referred to in any of clauses (a) through (m) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) or 6.05(a) (solely with respect to the Borrower) 6.12, 6.15 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness in respect of the Calgary Bridge Financing or the Calgary Permanent Financing) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, (i) with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and (ii) any event requiring prepayment of Second Lien Loans pursuant to Section 2.06(b) of the Second Lien Credit Agreement), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided further that such failure is unremedied and is not waived by the holders of such Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) Pension Plans. Any Loan Party or any Restricted Subsidiary shall have failed to make any required contribution when due in accordance with applicable laws or regulations with respect to a Canadian Pension Plan, Canadian Benefit Plan and/or Foreign Plan, or any other event shall have occurred, giving rise to a lien (statutory or otherwise) against, or deemed trust in respect of, any of the assets of any Loan Party or any Restricted Subsidiary in respect of a Canadian Pension Plan Canadian Benefit Plan and/or Foreign Plan, where such failure or lien could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Collateral Documents. Any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any material provision of any Collateral Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Collateral Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Liens. (i) Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.11 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code or PPSA continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage, or (ii) any of the Equity Interests of the Borrower ceasing to be pledged pursuant to the Security Agreement free of Liens other than Liens created by the Security Agreement or any nonconsensual Liens arising solely by operation of Law and, in the case of any of the foregoing provisions of (i) or (ii) above, such event or circumstance continues for thirty (30) days after receipt by the Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(m) Offer to Prepay. the Borrower shall fail to make an Offer to Prepay required pursuant to Section 2.06(b)(ii).

Section 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an Event of Default under Section 8.01(f) with respect to the Borrower, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary affected by any event or circumstances referred to in any such clause that is not a Material Subsidiary (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

Section 8.04 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans and Acceptances have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal, Unreimbursed Amounts or Face Amounts of the Loans (including by way of BA Instrument), L/C Borrowings and Swap Termination Value under Secured Hedge Agreements and Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.04(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

Section 8.05 Permitted Holders’ Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01(b), in the event that the Borrower fails to comply with the requirement of the covenants set forth in Sections 7.10 and 7.11, until the expiration of the tenth day after the date on which financial statements with respect to the Test Period in which such covenant is being measured are required to be delivered pursuant to Section 6.01, any of the Permitted Holders shall have the right to make a direct or indirect equity investment in the Borrower in cash (the “Cure Right”), and upon the receipt by the Borrower of net cash proceeds pursuant to the exercise of the Cure Right (including through the capital contribution of any such net cash proceeds to such Person, the “Cure Amount”), the covenants set forth in such Sections shall be recalculated, giving effect to a pro forma increase to Consolidated EBITDA for such Test Period in an amount equal to such net cash proceeds; provided that such pro forma adjustment to Consolidated EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the covenants set forth in such Sections with respect to any Test Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Loan Document.

(b) If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the Borrower shall then be in compliance with the requirements of the covenants set forth in Sections 7.10 and 7.11 during such Test Period (including for purposes of Section 4.02), the Borrower shall be deemed to have satisfied the requirements of such covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 8.01 that had occurred shall be deemed cured; provided that (i) there shall be no more than four (4) fiscal quarters (and no more than two (2) consecutive fiscal quarters) in which a Cure Right is exercised and (ii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the covenant set forth in Section 7.10.

ARTICLE IX

Administrative Agent and Other Agents

Section 9.01 Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and a potential Hedge Bank or Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through Affiliates, agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent, and shall be entitled to advice of counsel, both internal and external, and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 9.03 Liability of Agents. No Agent-Related Person shall (a) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04 Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, if any. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08 Agents in their Individual Capacities. DB Canada and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though DB Canada were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, DB Canada or its Affiliates may receive information regarding any Loan Party or any Affiliate of a Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, DB Canada shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include DB Canada in its individual capacity.

Section 9.09 Successor Agents. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which appointment of a successor agent shall require the consent of the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent”, shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.

Section 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.04(g) and (h), 2.10 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.10 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11 Collateral and Guaranty Matters. The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable), the expiration or termination of all Letters of Credit and any other obligation (including a guarantee that is contingent in nature), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than the Borrower or any of its Domestic Subsidiaries that are Restricted Subsidiaries, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) or (d) below;

(b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(j);

(c) that any Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder; and

(d) if any Subsidiary Guarantor shall cease to be a Material Subsidiary (as certified in writing by a Responsible Officer), (i) such Subsidiary shall be automatically released from its obligations under any Guaranty and (ii) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary shall be automatically released, provided, in each case, the corresponding release is also provided for in the Second Lien Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Section 9.12 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent”, or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13 Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 9.14 RC Agent as Administrative Agent. Notwithstanding any other provision of this Agreement and save where specifically provided for herein, the parties hereto acknowledge and agree that (i) RBC shall act as the Administrative Agent for the Revolving Credit Lenders with respect to the Revolving Credit Commitment and Revolving Credit Loans under and pursuant Articles II and III (and associated definitions in Article I) and references to “the Administrative Agent” therein shall be construed as references to “the RC Agent”, and (ii) the provisions of Articles IX and X (and associated definitions in Article I) shall apply to the RC Agent mutatis mutandis. Notwithstanding the foregoing, any determination to be made by the Administrative Agent under any provision of this Agreement (other than those specified in the preceding sentence to the extent applicable to the RC Agent as determined by DB Canada) or any other Loan Document shall be made by DB Canada.

ARTICLE X

Miscellaneous

Section 10.01 Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.08 or 2.09 without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of Total Leverage Ratio or in each case in the component definitions thereof shall not constitute a reduction in the rate of interest; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of this Section 10.01, the definition of “Required Lenders” or “Pro Rata Share” or Section 2.06(b)(vi)(Y), 2.07(c), 8.04 or 2.14 without the written consent of each Lender affected thereby;

(e) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(f) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Guarantees, without the written consent of each Lender;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, the Revolving Credit Loans, the Incremental Term Loans and Additional Incremental Term Loans, if any, and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan denominated in Dollars (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Rate with respect to such Replacement Term Loans (or similar interest rate spread applicable to such Replacement Term Loans) shall not be higher than the Applicable Rate for such Refinanced Term Loans (or similar interest rate spread applicable to such Refinanced Term Loans) immediately prior to such refinancing, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Refinanced Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary contained in this Section 10.01, the Intercreditor Agreement, any guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Intercreditor Agreement, guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Section 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(b)), when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuer and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person during the person’s normal business hours. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices, Drawing Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(d) Notice to other Loan Parties. The Borrower agrees that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to the Borrower in accordance with the provisions of this Section 10.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.

Section 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04 Attorney Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Co-Syndication Agents and the Arranger for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, syndication, execution, delivery and administration of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), including all Attorney Costs of White & Case LLP, Osler, Hoskin & Harcourt LLP and one local and foreign counsel in each relevant jurisdiction, and (b) to pay or reimburse the Administrative Agent, the Co-Syndication Agents, the Arranger and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of counsel to the Administrative Agent). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

Section 10.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee or (y) a material breach of the Loan Documents by such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate.

Section 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as otherwise provided herein (including without limitation as permitted under Section 7.04), neither Holdings nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that, no consent of the Borrower shall be required for an assignment to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender, an Approved Fund relating thereto (or, in the case of an assignment of any Term Loan, to any other Lender, any Affiliate of a Lender or any Approved Fund) or, if an Event of Default under Section 8.01(a) or, with respect to the Borrower only, Section 8.01(f) or (g), has occurred and is continuing, any Assignee; provided, however, that during the 30 day period following the Closing Date, the Borrower shall be deemed to have consented to an assignment to any Lender if such Lender was previously identified in the initial allocations of the Loans provided by the Arrangers to the Borrower and reviewed and approved by the Borrower in writing on or prior to the Closing Date;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to another Lender, an Affiliate of a Lender or an Approved Fund;

(C) each L/C Issuer at the time of such assignment, provided that no consent of such L/C Issuers shall be required for any assignment of a Term Loan or any assignment to an Agent or an Affiliate of an Agent; and

(D) in the case of any assignment of any of the Revolving Credit Facility, the Swing Line Lender and the RC Agent.

Notwithstanding anything to the contrary in the foregoing, unless an Event of Default has occurred and is continuing in no event shall a Qualifying Canadian Lender be entitled to assign its interest under the Revolving Credit Facility to any Person who is not a Qualifying Canadian Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent)

shall not be less than $2,500,000 (in the case of the Revolving Credit Facility) or $1,000,000 (in the case of a Term Loan) unless the Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.01(a) or, with respect to the Borrower only, Section 8.01(f) or (g), has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any documentation required by Section 3.01(e).

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d) and receipt by the Administrative Agent from the parties to each assignment of a processing and recordation fee of $3,500, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e). For greater certainty, any assignment by a Lender pursuant to this Section 10.07 shall not in any way constitute or be deemed to constitute a novation, discharge, recession, extinguishment or substitution of the existing Indebtedness and any Indebtedness so assigned shall continue to be the same obligation and not a new obligations.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, Banker’s Acceptances, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.04, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) or Acceptances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) if the Lender is a Revolving Credit Lender, such Lender shall promptly (and, in any event, within one (1) Business Day) provide the Borrower with information concerning any participation sold to a Person who is not a Qualifying Canadian Lender to allow the Borrower to comply with its obligations to withhold and remit Canadian withholding tax. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a), (b), (c), (e) or (f) that directly affects such Participant. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 3.01(e)), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by the Administrative Agent and the Borrower at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything to the contrary contained in this Section 10.07(e), in no event shall a Qualifying Canadian Lender be entitled to sell any participation in its interest in the Commitments or the Loans to any Person who is not a Qualifying Canadian Lender unless an Event of Default has occurred and is continuing. Notwithstanding anything to the contrary in this Section 10.07(e), each Lender that is not a Qualifying Canadian Lender shall have the right to sell one or more participations in all or any part of its Loans, Commitments or other Obligations to one or more lenders or other Persons that provide financing to such Lender in the form of sales and repurchases of participations without having to satisfy the foregoing requirements.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) in the case of any Swing Line Loan or Revolving Credit Loan, unless an Event of Default exists, the SPC must be a Qualifying Canadian Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and such liability shall remain with the Granting Lender, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee Obligation or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, any L/C Issuer or the Swing Line Lender may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer or the Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or the Swing Line Lender shall have identified, in consultation with the Borrower, a successor L/C Issuer or Swing Line Lender willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer or the Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line

Lender, as the case may be. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Canadian Prime Rate Loans, Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Canadian Prime Rate Loans, Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.05(c). Notwithstanding anything to the contrary contained above, unless an Event of Default has occurred and is continuing any successor L/C Issuer or Swing Line Lender must be a Qualifying Canadian Lender.

Section 10.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g) or 10.07(i), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, relating to Holdings, the Borrower or any of their subsidiaries or their business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

Section 10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Notwithstanding anything to the contrary contained herein, no Lender or its Affiliates and no L/C Issuer or its Affiliates shall have a right to set off and apply any deposits held or other Indebtedness owning by such Lender or its Affiliates or such L/C Issuer or its Affiliates, as the case may be, to or for the credit or the account of any Subsidiary of a Loan Party which is not a “United States person” within the meaning of Section 7701(a)(30) of the Code unless such Subsidiary is not a direct or indirect subsidiary of the Borrower. Each Lender and L/C Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender and each L/C Issuer under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such L/C Issuer may have.

Section 10.10 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 10.11 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.14 GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

Section 10.15 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.16 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and Holdings and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.17 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 10.18 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.19 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act.

Section 10.20 Intercreditor Agreement. Each Lender hereby authorizes and directs the Administrative Agent to enter into the Intercreditor Agreement on its behalf and hereby approves and agrees to be bound by the terms of the Intercreditor Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SMART TECHNOLOGIES ULC as Borrower,

By:	/s/ Nancy Knowlton
Name: Nancy Knowlton Title: Chief Executive Officer

SMART TECHNOLOGIES (HOLDINGS) INC., as Holdings,

By:	/s/ David A. Martin
Name: David A. Martin Title: Executive Chairman

Smart First Lien Credit Agreement

DEUTSCHE BANK AG, CANADA BRANCH as Administrative Agent, Collateral Agent and as Lender, and as L/C Issuer

By:	/s/ Leigh Knowles
Name: Leigh Knowles Title: Vice President

By:	/s/ Rupert Gomes
Name: Rupert Gomes Title: Vice President

Smart First Lien Credit Agreement

ROYAL BANK OF CANADA, RC Agent

By:	/s/ Ann Hurley
Name: Ann Hurley Title: Manager, Agency

ROYAL BANK OF CANADA, as Co-Syndication Agent, L/C Issuer, Swingline Lender, and as a Lender,

By:	/s/ Mark Gronich
Name: Mark Gronich Title: Authorized Signatory

Smart First Lien Credit Agreement

LLOYDS TSB BANK PLC, as Co-Syndication Agent and as a Lender

By:	/s/ Ian Brown
Name: Ian Brown Title: MD Acquisition Finance

Smart First Lien Credit Agreement

Schedule 1

Guarantors

1.	SMART Technologies (Holdings) Inc.

2.	SMART Technologies Corporation

Schedule 1.01A

Certain Security Interests and Guarantees

A.	Collateral Documents to be executed on the Closing Date:

1.	U.S. First Lien Security Agreement, among the Borrower, SMART Technologies Corporation and Deutsche Bank AG, Canada Branch, as Collateral Agent;

2.	U.S. First Lien Guaranty, between SMART Technologies Corporation and Deutsche Bank AG, Canada Branch, as Administrative Agent;

3.	First Lien Pledge and Security Agreement, among the Borrower, SMART Technologies (Holdings) Inc. and Deutsche Bank AG, Canada Branch, as Collateral Agent; and

4.	First Lien Guarantee, between SMART Technologies (Holdings) Inc. and Deutsche Bank AG, Canada Branch, as Collateral Agent.

Schedule 1.01B

Unrestricted Subsidiaries

N/A

Schedule 1.01C

Excluded Subsidiaries

N/A

Schedule 2.01(a)

Commitment

Lender	Commitment
DEUTSCHE BANK AG, CANADA BRANCH	$152,500,000
LLOYDS TSB BANK PLC	$91,500,000
ROYAL BANK OF CANADA	$61,000,000
Total	$305,000,000

Schedule 2.01(b)

Revolving Credit Commitment

Lender	Commitment
DEUTSCHE BANK AG, CANADA BRANCH	$22,500,000
LLOYDS TSB BANK PLC	$13,500,000
ROYAL BANK OF CANADA	$9,000,000
Total	$45,000,000

Schedule 2.04(a)

Existing Letters of Credit

Letter of Credit # 1

Date of Issuance: January 11, 2006

Original Amount: USD $641,723

Beneficiary: Synnex de Mexico Sade CV

Matures: December 31, 2010

Issued by: The Royal Bank of Canada

Letter of Credit #2

Date of Issuance: July 13, 2006

Original Amount: USD $569,000

Beneficiary: Synnex de Mexico Sade CV

Matures: December 31, 2010

Issued by: The Royal Bank of Canada

Schedule 5.06

Litigations

Current Litigations:

1.	Case Name:

Polyvision Corporation v. SMART Technologies Inc. and SMART Technologies Corporation (Case No. 1:03-cv-476) consolidated with SMART Technologies Inc. v. Polyvision Corporation and Paragram Sales Company, Inc. (Case No. 1:04-cv-713)

Jurisdiction:

United States District Court for the Western District of Michigan

2.	Case Name:

M.D.K.M. Management Ltd. v. SMART Technologies Inc. (Case No. 07-CV-37589)

Jurisdiction

Ontario Superior Court of Justice

Pending/Threatened:

HCL Comnet and SMART Technologies Inc.

HCL Comnet is contesting SMART’s use of SMART Board mark in India. Asserting confusion with its trademark “SMART Manage”. India-based counsel retained to defend. We wrote letter in late 2006 asserting disagreement with HCL’s position. India-base counsel has not heard reply from HCL.

Schedule 5.11

Subsidiaries and Other Equity Investments

Subsidiary name, jurisdiction of formation and as to each such Subsidiary, the percentage of each class of stock owned by any Loan Party:

Subsidiary Name	Jurisdiction of Formation	Percentage of each class of Capital Stock owned by any Loan Party
SMART Technologies China Inc.	Alberta	100% by the Borrower
SMART Bricks and Mortar Inc.	Alberta	100% by the Borrower
SMART Technologies Corporation*	Delaware	100% by the Borrower
SMART Technologies (Japan) Inc.	Japan	100% by the Borrower
SMART Technologies GmbH	Germany	100% by the Borrower

*	The Equity Interest of SMART Technologies Corporation are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

Schedule 6.15

Mortgaged Properties

N/A

Schedule 7.01(c)

Existing Liens

N/A

Schedule 7.03(c)

Existing Indebtedness

N/A

Schedule 7.04(f)

Subsidiaries to be Dissolved

N/A

Schedule 7.05(k)

Dispositions

The Borrower intends to transfer and assign to the Calgary SPV all of its interest, rights and obligations in and to the Calgary Property, as well as all of its interest, rights and obligations in and to a construction management contract with CANA Management Ltd. dated September 25, 2006; a contract for architectural services with GEC Architecture dated May 31, 2006; and a project manager consulting agreement with Dean Slater dated November 1, 2006 and any other agreements which relate to the development of the Calgary Property.

Schedule 7.08

Transactions with Affiliates

The Borrower intends to transfer and assign to the Calgary SPV all of its interest, rights and obligations in and to the Calgary Property, as well as all of its interest, rights and obligations in and to a construction management contract with CANA Management Ltd. dated September 25, 2006; a contract for architectural services with GEC Architecture dated May 31, 2006; and a project manager consulting agreement with Dean Slater dated November 1, 2006 and any other agreements which relate to the development of the Calgary Property.

Schedule 10.02

Administrative Agent’s Office, Certain Addresses for Notice

If to the Administrative Agent:

Marcellus Leung

Deutsche Bank AG, Canada Branch

199 Bay Street, Suite 4700

Commerce Court West, Box 263

Toronto, Ontario, Canada M5L 1E9

Phone: (416) 682-8252

Fax: (416) 682-8484

If to the Swing Line Lender:

Royal Bank of Canada

Agency Services Group

200 Bay Street

Royal Bank Plaza - RBPS 1

Toronto, ON M5J2W7

If to the L/C Issuer:

Marcellus Leung

Deutsche Bank AG, Canada Branch

199 Bay Street, Suite 4700

Commerce Court West, Box 263

Toronto, Ontario, Canada M5L 1E9

Phone: (416) 682-8252

Fax: (416) 682-8484

If to the Borrower:

SMART Technologies ULC

Suite 300, 1207 11 Ave SW

Calgary, Alberta Canada

T3C 0M5

Attention: Susan Ruf

Borrower’s website: not applicable.

EXHIBIT A-1

COMMITTED LOAN NOTICE

To: Deutsche Bank AG, Canada Branch, as Administrative Agent

Attention:	Deutsche Bank AG, Canada Branch
199 Bay Street, Suite 4700
Commerce Court West, Box 263
Toronto, Ontario, Canada M5L 1E9

Fax:	416-682-8252

[Date]

Ladies and Gentlemen:

Reference is made to the first lien credit agreement dated as of August 22, 2007 (as amended, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), among SMART Technologies ULC, as borrower (the “Borrower”), SMART Technologies (Holdings) Inc., Deutsche Bank AG, Canada Branch, as Administrative Agent and Collateral Agent, Royal Bank of Canada, as Swing Ling Lender and RC Agent, the Lenders from time to time party thereto and the other parties party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Credit Agreement.

The Borrower hereby requests (select one):

☐	A Borrowing of new Loans

☐	A conversion of Loans

☐	A continuation of Loans

to be made on the terms set forth below:

(A)	Class of Borrowing[1]	_____________________

(B)	Date of Borrowing, conversion or continuation (which is a Business Day)	_____________________

(C)	Principal amount	_____________________

(D)	Type of Loan[2]	_____________________

(E)	Interest Period[3]	_____________________

The above request has been made to the Administrative Agent by telephone at (416) 682-8252 (Marcellus Leung).

[The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Committed Loan Notice and on the date of the related Borrowing, the conditions to lending specified in paragraphs (a) and (b) of Section 4.02 of the First Lien Credit Agreement have been satisfied.]4

SMART TECHNOLOGIES ULC

By:
Name: Title:

[1]	Term Borrowing or Revolving Credit Borrowing.
[2]	Specify Eurocurrency Rate Loan or Base Rate Loan.
[3]	Applicable for Eurocurrency Rate Loans only.
[4]	Insert bracketed language if the Borrower is requesting a Borrowing of new Loans.

EXHIBIT A-2

DRAWING NOTICE

To: Royal Bank of Canada, as RC agent

Attention:	Royal Bank of Canada
RBC Capital Markets Agency Group
200 Bay Street, Royal Bank Plaza, 12th Floor
Toronto, Ontario M5J 2W7

Fax:	416-842-4023

[Date]

Ladies and Gentlemen:

Reference is made to the first lien credit agreement dated as of August 22, 2007 (as amended, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), among SMART Technologies ULC, as borrower (the “Borrower”), SMART Technologies (Holdings) Inc., Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent, Royal Bank of Canada, as Swing Line Lender and RC Agent, the Lenders from time to time party thereto and the other parties party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Credit Agreement.

The Borrower hereby requests a Drawing under the First Lien Credit Agreement, and, in that connection sets forth below the information relating to such Drawing as required by Section 2.03(c) of the First Lien Credit Agreement:

(a)	The Drawing Date of the Proposed Drawing is [—], which is a Business Day.

(b)	The aggregate Face Amount of Drafts to be accepted and purchased (or purchased, as the case may be) is $—.

(c)	The term for such Drafts is [—] days.

[The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Drawing Notice and on the date of the related Drawing, the conditions to lending specified in paragraphs (a) and (b) of Section 4.02 of the First Lien Credit Agreement have been satisfied.]5

SMART TECHNOLOGIES ULC

By:
Name: Title:

[5]	Insert bracketed language if the Borrower is requesting a Borrowing of new Loans.

EXHIBIT B

FORM OF

SWING LINE LOAN NOTICE

To: Royal Bank of Canada, as Swing Line Lender

Attention:	Royal Bank of Canada
RBC Capital Markets Agency Group
200 Bay Street, Royal Bank Plaza, 12th Floor
Toronto, Ontario M5J 2W7

Fax:	416-842-4023

[Date]

Ladies and Gentlemen:

Reference is made to the first lien credit agreement dated as of August 28, 2007 (as amended, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), among SMART Technologies ULC, as borrower (the “Borrower”), SMART Technologies (Holdings) Inc., Deutsche Bank AG, Canada Branch, as Administrative Agent and Collateral Agent, Royal Bank of Canada, as Swing Line Lender and RC Agent, the Lenders from time to time party thereto and the other parties party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Credit Agreement.

The Borrower hereby gives you notice pursuant to Section 2.05(b) of the First Lien Credit Agreement that it requests a Swing Line Borrowing under the First Lien Credit Agreement, and in that connection sets forth below the terms on which such Swing Line Borrowing is requested to be made:

(A)	Principal Amount to be Borrowed[1]	_____________________________

(B)	Date of Borrowing (which is a Business Day)	_____________________________

	_____________________________	_____________________________

The above request has been made to the Swing Line Lender by telephone at 416-842-3907 (Marilyn DeLeon).

[Remainder of Page Intentionally Blank]

[1]	The principal amount must be a minimum of $100,000 or C$100,000 (and any amount in excess of $100,000 or C$100,000 must be in an integral multiple of $25,000 or C$25,000).

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Swing Line Loan Notice and on the date of the related Swing Line Borrowing, the conditions to lending specified in paragraphs (a) and (b) of Section 4.02 of the First Lien Credit Agreement have been satisfied.

SMART TECHNOLOGIES ULC

By:
Name: Title:

EXHIBIT C-1

LENDER:	[ ]
PRINCIPAL AMOUNT $[ ]

FORM OF

NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, SMART TECHNOLOGIES ULC, a corporation amalgamated under the laws of Alberta (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the first lien credit agreement dated as of August 28, 2007 (as amended, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), among the Borrower, SMART Technologies (Holdings) Inc., Deutsche Bank AG, Canada Branch, as Administrative Agent and Collateral Agent, the Lenders from time to time party thereto and the other parties party thereto), (i) on the dates set forth in the First Lien Credit Agreement, the principal amounts set forth in the First Lien Credit Agreement with respect to Loans made by the Lender to the Borrower pursuant to the First Lien Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the First Lien Credit Agreement on the unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the First Lien Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the First Lien Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal thereof and interest thereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Term Notes referred to in the First Lien Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the First Lien Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SMART TECHNOLOGIES ULC

By:
Name: Title:

LOANS AND PAYMENTS

Date	Amount of Loan ($)	Maturity Date	Payments of Principal Interest ($)	Principal Balance of Note ($)	Name of Person Making the Notation

EXHIBIT C-2

LENDER:	[ ]
PRINCIPAL AMOUNT $[ ]

FORM OF

REVOLVING CREDIT NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, SMART TECHNOLOGIES ULC, a corporation amalgamated under the laws of Alberta (the “Borrower”), hereby severally promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in immediately available funds at the relevant Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the first lien credit agreement dated as of August 28, 2007 (as amended, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), among the Borrower, SMART Technologies (Holdings) Inc., Deutsche Bank AG, Canada Branch, as Administrative Agent and Collateral Agent, Royal Bank of Canada, as Swing Line Lender and RC Agent, the Lenders from time to time party thereto and the other parties party thereto), (A) on the dates set forth in the First Lien Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to the First Lien Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Revolving Credit Loan at the rate or rates per annum and payable on such dates as provided in the First Lien Credit Agreement in lawful money of Canada.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in the First Lien Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal thereof and interest thereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Revolving Credit Notes referred to in the First Lien Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the First Lien Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SMART TECHNOLOGIES ULC

By:
Name: Title:

LOANS AND PAYMENTS

Date	Amount of Loan ($)	Maturity Date	Payments of Principal/ Interest ($/C$)	Principal Balance of Note ($/C$)	Name of Person Making the Notation

EXHIBIT D

FORM OF

COMPLIANCE CERTIFICATE

Reference is made to the first lien credit agreement dated as of August 28, 2007 (as amended, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), among SMART Technologies ULC, as borrower (the “Borrower”), SMART Technologies (Holdings) Inc., Deutsche Bank AG, Canada Branch, as Administrative Agent and Collateral Agent, Royal Bank of Canada, as Swing Line Lender and RC Agent, the Lenders from time to time party thereto and the other parties party thereto (capitalized terms used herein have the meanings attributed thereto in the First Lien Credit Agreement unless otherwise defined herein). In addition, “Computation Period” shall mean the most recently ended Test Period covered by the financial statements accompanying this Compliance Certificate and the “Computation Date” shall mean the last date of the Computation Period. Pursuant to Section 6.02 of the First Lien Credit Agreement, the undersigned, in his/her capacity as a Responsible Officer of the Borrower, certifies as follows:

1. [Attached hereto as Exhibit [A] is the consolidated balance sheet of the Borrower and its Subsidiaries as at the fiscal year ended [                    ], and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion has been prepared in accordance with generally accepted auditing standards.] [Attached hereto as Exhibit [A] is the consolidated balance sheet of the Borrower and its Subsidiaries as at the fiscal quarter ended [                    ], and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and each of which fairly present in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes.]

2. [Attached hereto as Exhibit [B] are (i) a report setting forth the information required by Section 3.03(c) of the Security Agreement and Section 4.2 of the Canadian Security Agreement or confirmation that there has been no change in such information since the Closing Date or the date of the last such report, (ii) certifications and, if required, descriptions of each event, condition or circumstance during the fiscal quarter ending [                    ] requiring a mandatory prepayment or an Offer to Prepay under Section 2.06(b) of the First Lien Credit Agreement and (iii) a list of Subsidiaries that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date hereof or confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list and (iv) a report setting forth certain information with respect to Sections 7.10 and 7.11 of the First Lien Credit Agreement.]

3. To my knowledge, except as otherwise disclosed to the Administrative Agent in writing pursuant to the First Lien Credit Agreement, at no time during the period between [                ] and [                ] (the “Certificate Period”) did a Default or an Event of Default exist.1

[1]

[If unable to provide the foregoing certification, fully describe the reasons therefor and circumstances thereof and any action taken or proposed to be taken with respect thereto (including the delivery of a “Notice of Intent to Cure” concurrently with delivery of this Compliance Certificate) on Annex A attached hereto.]

EXHIBIT A to

COMPLIANCE CERTIFICATE

CONSOLIDATED BALANCE SHEET

EXHIBIT B TO

COMPLIANCE CERTIFICATE

PARAGRAPH 2(ii) OF COMPLIANCE CERTIFICATE

1. [Section 2.06(b)(i): The Excess Cash Flow1 for the Test Period ended in the Computation Date was $[    ]. The ECF Percentage is [    ]%]2

2. [Section 2.06(b)(ii): During the Test Period ended on the Computation Date, neither the Borrower nor any of its Restricted Subsidiaries has received any Net Cash Proceeds or suffered any Casualty Event which would require an Offer to Prepay pursuant to Section 2.06(b)(ii) of the First Lien Credit Agreement (after giving effect to any permitted reinvestment period).]3

3. [Section 2.06(b)(iii): During the Certificate Period, neither the Borrower nor any of its Restricted Subsidiaries has received any Net Cash Proceeds from any issuance or incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 7.03) which would require a mandatory repayment pursuant to Section 2.06(b)(iii) of the First Lien Credit Agreement.]4

[1]	Attach hereto in reasonable detail the calculations required to arrive at Excess Cash Flow.
[2]	Only include for Compliance Certificate delivered for Test Period ending March 31.
[3]

If the Borrower or any of its Restricted Subsidiaries has received any Net Cash Proceeds from any from any Asset Sale, the certificate should describe same and state the date of each receipt thereof and the amount of Net Cash Proceeds received on each such date, together with sufficient information as to mandatory repayments and/or reinvestments thereof to determine compliance with Section 2.06(b)(ii) of the First Lien Credit Agreement, together with a statement that the Borrower is in compliance with the requirements of said Section 2.06(b)(ii).

[4]

If the Borrower or any of its Restricted Subsidiaries has received any Net Cash Proceeds from any issuance or incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 7.03), the certificate should describe same and state the date of each receipt thereof and the amount of Net Cash Proceeds received on each such date, together with sufficient information as to mandatory repayments thereof to determine compliance with Section 2.06(b)(iii) of the First Lien Credit Agreement, together with a statement that the Borrower is in compliance with the requirements of said Section 2.06(b)(iii).

PARAGRAPH 2(iv) OF COMPLIANCE CERTIFICATE

	Financial Covenants		Amount
(i)	Total Leverage Ratio (Section 7.10)
	a.	Consolidated Total Debt[12] on the Computation Date	$	________
	b.	Consolidated EBITDA for the Test Period ended on the Computation Date	$	________
	c.	Ratio of line a to line b		____:1.00
	d.	Level required pursuant to Section 7.10		____:1.00
(ii)	Interest Coverage Ratio (Section 7.11)
	a.	Consolidated EBITDA[13] for the Test Period ended on the Computation Date	$	________
	b.	Consolidated Interest Expense[14] for the Test Period ended on the Computation Date	$	________
	c.	Ratio of line a to line b		____:1.00
	d.	Level required pursuant to Section 7.11		____:1.00

[Remainder of Page Intentionally Blank]

[12]	Attach hereto in reasonable detail the calculations required to arrive at Consolidated Total Debt.
[13]	Attach hereto in reasonable detail the calculations required to arrive at Consolidated EBITDA for purposes of the Interest Coverage Ratio and the Total Leverage Ratio tests.
[14]	Attach hereto in reasonable detail the calculations required to arrive at Consolidated Interest Expense.

IN WITNESS WHEREOF, the undersigned, in his/her capacity as a Responsible Officer of the Borrower, has executed this certificate for and on behalf of the Borrower and has caused this certificate to be delivered this      day of                 ,             .

SMART TECHNOLOGIES ULC

By:
Name: Title: